UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 14, 2011 (February 11, 2011)

Sooner Holdings, Inc.
(Exact name of registrant as specified in its charter)

Oklahoma (State or Other Jurisdiction of Incorporation)	0-18344 (Commission File Number)	73-1275261 (IRS Employer Identification No.)

Long Shan Development Area Han Jiang Town, ShiShi City Fujian, PRC (Address of Principal Executive Offices)	N/A (Zip Code)

86-13505080536
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Special Note Regarding Forward Looking Statements

This report contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Description of Business,” “Risk Factors,” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” below. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements include, among other things, statements relating to:

•	our anticipated growth strategies and our ability to manage the expansion of our business operations effectively;
•	our ability to maintain or increase our market share in the competitive markets in which we do business;
•	our ability to keep up with rapidly changing technologies and evolving industry standards, including our ability to achieve technological advances;
•	our dependence on the growth in demand for our products;
•	our ability to diversify our product offerings and capture new market opportunities;
•	our ability to source our needs for skilled labor, machinery and raw materials economically;
•	the loss of key members of our senior management; and
•	uncertainties with respect to the PRC legal and regulatory environment.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this report. You should read this report and the documents that we reference and filed as exhibits to this report completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Use of Certain Defined Terms

Except where the context otherwise requires and for the purposes of this report only:

•
the “Company,” “we,” “us,” and “our” refer to the combined business of Sooner Holdings Inc., a Oklahoma corporation, and its subsidiaries, Chinese Weituo Technical Limited (“Chinese Weituo”), a BVI limited company, HongKong Weituo Technical Limited (“HK Weituo”), a Hong Kong limited company, and Shishi Feiying Plastic Co., Ltd. (“SFP”), a PRC wholly-Foreign Owned Enterprise;

•	“BVI” refers to the British Virgin Islands;
•	“Exchange Act” refers the Securities Exchange Act of 1934, as amended;
•	“Hong Kong” refers to the Hong Kong Special Administrative Region of the People’s Republic of China;
•	“PRC,” “China,” and “Chinese,” refer to the People’s Republic of China;
•	“Renminbi” and “RMB” refer to the legal currency of China;
•	“SEC” refers to the Securities and Exchange Commission;
•	“Securities Act” refers to the Securities Act of 1933, as amended; and
•	“U.S. dollars,” “dollars,” “USD” and “$” refer to the legal currency of the United States.
•
All currency amounts are in USD unless otherwise stated.  Foreign currency translation in this Form 8-K (excluding financial statements or amounts from the financial statements) is based on the conversion of RMB to U.S. Dollars as of December 31, 2010.

Item 1.01 Entry Into A Material Definitive Agreement

On February 14, 2011, Sooner Holdings Inc., an Oklahoma corporation, entered into a Securities  Exchange Agreement with R.C. Cunninghham II and R.C. Cunningham III (collectively the “Control Shareholders”) and Chinese Weituo Technical Limited (“Chinese Weituo”), a BVI corporation and its shareholders, China Changsheng Investment Limited, a BVI company, China Longshan Investment Limited, a BVI company, High-Reputation Assets Management Longshan Limited, a BVI company, Joint Rise Investment Limited, a BVI company, and W-Link Investment Limited, a BVI company (collectively, the “Chinese Weituo Shareholders”), pursuant to which Sooner Holdings acquired 100% of the issued and outstanding capital stock of  Chinese Weituo in exchange for the issuance of 19,200 shares of Series A Preferred Stock.  Each share of Series A Preferred Stock is convertible in one thousand shares of common stock, $0.001, par value which will constitute approximately 96.0% of Sooner Holdings’ issued and outstanding common stock on an as converted basis and after giving effect to a proposed share consolidation.  Subsequent to the completion of the Securities Exchange Agreement, Sooner Holdings intends to amend its articles to change its name and effect a 1 for 18.29069125 share consolidation.

In addition, pursuant to the Securities Exchange Agreement, in the event that Chinese Weituo’s subsidiary ShiShi Feiying’s net income is less than $5.5 million as determined in accordance with generally accepted accounting principles of the United States and set forth in ShiShi Feiying’s audited financial statements for the year ended December 31, 2010, then we will be required to issue an additional 113,637 shares of common stock (post consolidation) in the aggregate to the Control Shareholders.

As discussed in more detail in Item 5.06 of this report, as a result the share exchange, (i) Sooner Holdings ceased being a shell company as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, and (ii) we indirectly control though subsidiaries, ShiShi Feiying Plastic, which is engaged in the business of manufacturing of and selling of synthetic polyurethane leather (“PU leather”) for the retail leather industry and for the flip-flops and slippers industry.  ShiShi Feiying Plastic is located in ShiShi City, Fujian, China.

The foregoing description of the terms of the Share Exchange Agreement is qualified in its entirety by reference to the provisions of the agreements filed as Exhibit 2.1 to this report, which are incorporated by reference herein.

Item 2.01 Completion Of Acquisition Or Disposition Of Assets

On February 14, 2011, we completed the acquisition of Chinese Weituo pursuant to the Securities Exchange Agreement described in Item 1.01 above. The acquisition was accounted for as a recapitalization effected by a share exchange, wherein Chinese Weituo is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.

Form 10 Disclosure

As disclosed elsewhere in this report, on February 11, 2011, we acquired Chinese Weituo in a reverse acquisition transaction. Item 2.01(f) of Form 8-K states that if the registrant was a shell company, as we were immediately before the reverse acquisition transaction disclosed under Item 2.01, then the registrant must disclose the information that would be required if the registrant were filing a general form registration of securities on Form 10.

Accordingly, we are providing information that would be included in a Form 10 had we been required to file such form.  Please note that the information provided below relates to the combined entity after the acquisition of Chinese Weituo, except that information relating to periods prior to the date of the Securities Exchange Agreement only relate to Chinese Weituo unless otherwise specifically noted.

Description of Business

Overview

We are one of the largest Fujian synthetic polyurethane leather (“PU leather”) manufacturer for the shoe industry in Fujian Province, China.  Our primary business is the design, manufacturing and sale of PU leather for the shoe manufacturing industry in China.  In addition, we manufacture flip-flops and slippers (footwear) for sale in China and abroad.  For the nine months ended September 30, 2010 and year ended December 31, 2009, our sales were $16,492,775 and $15,210,827, respectively, for PU leather and $6,970,015 and $6,012,252, respectively, for footwear.

Our PU leather production facilities are strategically located in Fujian Province, the shoe manufacturing center in China. This puts us in close proximity to our target customers. We plan to increase our PU leather production capacity and expand our sales to other industries. Toward this goal, our growth strategy includes expansion projects to build a new fabrication facility in the DaTian technology park in Fujian province, China where many of our customers are located.

Mr. Ang Kan Han is our chairman of the board, president and largest shareholder.  Mr. Ang is also known as “Hong Jiang Han” which is Mr. Ang’s Mandarin name spelled in English.  As discussed, we intend to build two new PU leather factories.  Mr. Ang established Fuijian Feiying Plastic Co., Ltd. (FFP) and Feiying Industrial Co., Ltd. (San Ming) which are wholly-foreign owned enterprises (WFOE) in the PRC, to build the PU leather factories.  To facilitate the building of the PU leather factories, we have from time to time advanced funds to both FFP and San Ming.  Further, we have entered into a call option agreement with Mr. Ang to allow us to purchase the factories being built by FFP and San Ming at 90% of the net tangible asset value when they are completed.  Because Mr. Ang is our president and chairman of the board, we have the power to direct the activities of FFP and San Ming.  We have also determined that neither FFP or San Ming currently have been adequately capitalized to carry out their principal operating activities, which is to build a PU leather factory.

Currently, from an accounting perspective, we have determined FFP and San Ming to be variable interest entities (VIE) because of their insufficient capital to carry out their principal operating activities, and we are the primary beneficiary.  We will continue to reassess FFP’s and San Ming’s status as VIEs including any potential change in VIE status.

History

Sooner Holdings, Inc.

Our company, Sooner Holdings, Inc., an Oklahoma corporation, was formed in 1986 to enter the in-home soda fountain business.  We never developed this business into a national market.  Subsequently, we evolved into a multi-subsidiary holding company in diverse businesses.  From 1993, when we were restructured, until June 1998 we sought acquisitions.  In November 1987 we acquired a business park from R.C. Cunningham II, our president and a director.  In June 1998 we acquired, through our subsidiary ND Acquisition Corp., the assets and certain liabilities of New Direction Centers of America, LLC and entered the minimum-security correctional business.  In May 2000 we purchased the rights to a new, Class 5, hardware and software computer-based platform that resembles the computer-based soft switch.  We named it "Cadeum" and organized a wholly owned subsidiary, Sooner Communications, Inc., through which we proposed to market Cadeum to telecommunications carriers.

We operated the three above-described businesses through three subsidiaries, ND Acquisition Corp., Charlie O Business Park Incorporated and Sooner Communications, Incorporated.  In fiscal years 2003 and 2004, for business reasons, we ceased doing business in these areas.  Subsequently, we disposed of these subsidiaries.

Until we entered into the Securities Exchange Agreement, our business plan was to seek, investigate, and, if warranted, acquire one or more properties or businesses, and to pursue other related activities intended to enhance shareholder value.

Shishi Feiying Plastic Co., Ltd.

All of our business operations are conducted through our wholly-foreign owned Chinese subsidiary, Shishi Feiying Plastic Co., Ltd. (“SFP”).  SFP was registered in China as a wholly-foreign owned enterprise under Chinese law in December, 2003.  Initially SFP original business scope was limited to the preparation of the production of plastic goods.  In 2006, SFP expanded its business to the production of plastic when all of the $5,000,000 capital contribution was fully paid as registered capital. Soon thereafter, SFP started the production of PU leather for sale in China.

In 2007, SFP acquired all of the assets of our footwear business from Shishi Changsheng Shoe Industry Co., Ltd., a wholly-foreign owned enterprise under Chinese law (“Shishi Changsheng”).  Shishi Changsheng has been manufacturing footwear since 1998.

Reverse Acquisition of Chinese Weituo

Pursuant to the Securities Exchange Agreement, we acquired 100% of the issued and outstanding capital stock of Chinese Weituo in exchange for 19,200 shares of Series A Preferred Stock which upon conversion will constitute approximately 96.0% of our issued and outstanding common stock after the consummation of the transaction contemplated by the Securities Exchange Agreement  As a result of the reverse acquisition, we have assumed the business and operations of Chinese Weituo and its subsidiaries.

For accounting purposes, the reverse acquisition with Chinese Weituo was treated as a reverse acquisition, with Chinese Weituo as the acquirer and Sooner Holdings as the acquired party. Unless the context suggest otherwise, when we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Chinese Weituo.

Corporate Structure

All of our operations are conducted through our Chinese subsidiary SFP. The chart below presents our current corporate structure:

Our principal executive office is located at Han Jiang Town, ShiShi City Fujian, PRC.   Our telephone number at our principal executive office is 86-13505080536.

Products

We have two business divisions; our PU leather division and our footwear division.  Our primary business is manufacturing PU leather.  We maintain our footwear business because of our established distributors and customers, and low cost of manufacturing.

PU Leather

Development of PU Leather

As natural leather has excellent natural characteristics, it is widely used in the production of commodities and industrial products.  However, with the world's population growth, human demand for leather has increased rapidly, and the production of natural leather cannot satisfy such demand.  To solve the shortage in supply of natural leather, with the progress of chemical textile industry, scientists began to study and develop artificial leather and synthetic leather as early as five decades ago.

Polyvinyl chloride (“PVC”) leather is the first generation of artificial leather. Although PVC has advantages including, acid alkali resistance, resistance to water, and bright luster, PVC leather has poor air permeability, feels stiff in cold environment and has worse touch feel than PU leather.  Another weakness of PVC is that it can damage the environment.  Because it is hard to degrade, the discarded PVC leather pollutes the environment.  In the production process of PVC leather, plasticizer, stabilizer and other addictives are added. Stabilizers in PVC leather contain lead, cadmium and other heavy metals, which are prohibited by developed countries including the EU, Japan and the USA.  As PVC leather is lower in price, it is mainly used in low-grade bags, sofa, and decorations.

Polyurethane synthetic leather (PU leather) is the second generation artificial leather. In 1937, polyurethane was successfully developed, laying a foundation for the development of PU leather and the progress of artificial leather industry.  In 1953, Germany-based Bayer firstly applied for the patent for PU leather; in 1963, Japan Xingguo chemical company produced PU leather; and in 1964, American DuPont Company developed a kind of PU leather used for production of shoe upper.

PU leather has certain advantages such as mild burnish, soft feeling, similar feeling to genuine leather, fine low temperature resistance, fine air permeability, and washability.  In addition, PU leather has excellent adhering function to base material, is abrasion resistant, resists flexure, and has excellent mechanical properties of aging resistance.  Compared to natural leather, PU leather processing is simpler at a lower cost.  As a result, PU leather had become an ideal substitute for natural leather products, and it has been widely used for clothing, furniture, and luxury shoes.

Superfine fiber PU leather is the third generation artificial leather.  It adopts bunchy superfine fiber that is similar to bunchy collagenous fiber in natural leather in terms of structure and performance, which is processed into three-dimensional network structured high-density nonwovens, and filled with optimal form microporous-structured polyurethane.  The superfine fiber PU leather comes out after a special post-processing.  Superfine fiber PU leather has better function and performance than genuine leather including: tear resistance, high pulling tension, wear-resistance, low temperature resistance, acid and alkali resistance, fade resistance, hydrolysis resistance, light quality, soft and fine air permeability, smooth feel and even thickness.  In terms of chemical resistance, quality uniformity and production processing adaptability, waterproof, mildew-proof, superfine fiber PU exceeds natural leather.  Superfine fiber PU leather is suitable for fabrics for high-grade sport clothes, shoes, bags and furniture.

The PU leather industry is developing rapidly in terms of product quality, varieties and output, and it is undergoing a transition from ordinary PU synthetic leather to high-quality PU synthetic leather through technology and more salient physical performance.

Our Industry

Artificial synthetic leather is mainly composed of base cloth and coating resin. In industrial practice, the artificial leather with PVC resin as coating is generally called PVC artificial leather; the artificial leather with PU resin as coating is called PU leather; the synthetic leather with superfine fiber nonwoven cloth as base cloth and PU resin as coating is called superfine fiber genuine leather (also called superfine fiber synthetic leather). In industrial statistics, superfine fiber genuine leather is listed as the category of synthetic leather.

PU leather is similar to genuine leather in terms of structure and performance. With a three-dimensional appearance, PU synthetic leather has superior durability, resilience, softness, tensile strength and solvent resistance. It can be cut, ground and processed like genuine leather to be air permeable and moisture permeable.

PU leather is used in a wide variety of industries including clothing, shoes, furniture, and athletic equipment.  Different uses require different types and quality of PU leather. Traditionally, Japanese companies where known for their technology in creating synthetic leather while Italian companies were know for creating fashionable synthetic leather for higher-end products.  Taiwanese and Korean companies also grew to produce high-tech synthetic leather.  Lately, Chinese companies have emerged as producers of high-quantity PU leather.  According to TaiWan Industrial Technology Research Institute, China National Bureau of Statistics, China’s output of synthetic leather makes up 70% of the world’s total output, becoming the top manufacturer and consumer of synthetic leather. The synthetic leather products are raw materials for shoes, bags, garments, and furniture products.

Increasing Demand for Artificial and Synthetic Leather

According to China Plastics Processing Industry Association, by 2013 the quantity demanded for the domestic artificial leather and synthetic leather will reach 3.24 billion ㎡ (square meters).  According to the National Bureau of Statistics, in 2009 the production of artificial leather in China was 1.07 billion ㎡ representing a year-on-year increase of 6.6% while the production of synthetic leather is 1.28 billion ㎡ representing a year-on-year increase of 13.2%. The gross output value of industry is 58.67 billion RMB with a year-on-year increase of 11.24%.

In addition, it is anticipated that PU synthetic leather, which is the second generation of artificial leather and synthetic leather, will increase as customers look for alternatives to the PVC artificial leather, which is currently the main product of artificial leather and synthetic leather.  In terms of performance, PU synthetic leather is better than PVC artificial leather and it is replacing PVC artificial leather gradually.  At present, the EU has limited the production and sale of PVC artificial leather and Japan has already banned the use of PVC artificial leather as car decoration material.  With the tightening of international environmental policy, it is anticipated that the demand for PU synthetic will grow.

According to Statistics on synthetic leather factories and their production lines in domestic China in 2008 by Chinapu.com which is specialized in PU market research, in 2008 there were approximately 364 synthetic leather enterprises in Mainland China, which had 1,343 production lines.  Among them there are 694 dry process production lines and 649 wet process production lines.  These enterprises are mainly concentrated in provinces including Zhejiang, Fujian, Guangdong and Jiangsu.  Manufacturers in Fujian Province, China represented approximately 13% of all of the manufacturers included in the statistical report.  In addition, according to China National Bureau of Statistics, Guangdong, Fujian and Zhejiang are three major leather shoe production bases in China, producing 83% of the country’s total output.  These three provinces are main areas with demand for synthetic leather in China and 80% of domestic production lines of synthetic leather are distributed in the three provinces.

PU Applications

PU leather is used in the following application fields: shoe leather, furniture leather, leather for luggage and case, leather for garment, leather for balls, and leather for inner decoration of cars.  Sports shoes are an important application area of synthetic leather.  China’s annual output of sneakers stands at about 3 billion pairs, which are mainly produced in Fujian and Guangdong.  Jinjiang of Fujian province is the largest production base of sports shoes.  There are more than 3,000 shoe-making manufacturers in Jinjiang, with a total annual output of 1.2 billion pairs of sports shoes and sneakers, accounting for 40% of China’s output, or 20% of the world's total output.  If calculated on the basis that the shoe upper of 60% of sports shoes are made of synthetic leather and each pair of sports shoes needs 0.12 ㎡ of synthetic leather, the sports shoes making industry consumes 216 million ㎡ of synthetic leather.  In Jinjiang alone, the demand for synthetic leather reaches 86 million ㎡.

In addition, there are a lot of shoe-manufacturers who engaged in production with leather shoe upper, mainly distributed in Guangdong and Zhejiang.  Huidong of Guangdong is “China’s Production Base of Ladies Shoes,” with more than 3,000 shoe-making enterprises, more than 95% of which produce ladies shoes of synthetic leather; these enterprises produce a total of 300 to 400 million pairs of ladies shoes a year.  Wenling of Zhejiang mainly produces shoes of synthetic leather, and this city has more than 6,000 shoe-making enterprises, with a total annual output of 400 million pairs.

Market

We are one of the leading manufacturers of PU leather for the shoe manufacturing industry in Fujian Province, China.  We are located in the area of Jinjiang and Quanzhou, which is China’s largest production base of sports shoes, sneakers and casual shoes. There are over 4,000 shoe manufacturers in this area including well known companies, such as “Anta,” “Peak,” “361°,” “Voit,” “Xtep,” “Erke” and “Deerway.”  Collectively, the annual production of various types of shoes in Quanzhou is above 1 billion pairs.  Our major customers are shoe factories which are concentrated in the area of Quanzhou and Jinjiang.  As the production base is close to the sales market, our sales and transportation costs are greatly reduced.  Meanwhile because the production base is close to the market, we can quickly access the customers’ information which becomes a significant advantageous position in terms of R&D and market response.  In addition, over 60% of the shoe leather needed by the PU leather factories in this area are currently from outside the province and the local production capacity of PU leather manufacturers can’t meet with the demand of PU leather here.  Therefore, we have enough market capacity to absorb the expansion of production capacity in the future.

Manufacturing

PU synthetic leather refers to a type of artificial leather with PU resin coatings applied and dried over the release paper and then transferred to the base cloth or wet-process substrate layer (BASE).  PU synthetic leather is similar to genuine leather in terms of structure and performance. With a three-dimensional appearance, PU synthetic leather has superior durability, resilience, softness, tensile strength and solvent resistance.  It can be cut, ground and processed like genuine leather to be air permeable and moisture permeable.  PU synthetic leather can be further categorized by intended use as follows: ball leather, footwear leather, upholstery leather, garment leather, bag leather, car interior leather, fancy leather, industrial accessory / packaging leather etc.

High-performance PU leather refers to PU synthetic leather using high-density nonwoven fabric as base cloth and featuring superior hydrolysis resistance, peel strength, tear strength, durability, air permeability and moisture permeability.  High-performance PU leather is mainly used to make high-grade athletic shoes.  In China, nearly 50% of the high-performance PU leather products are imported.

We manufacture a variety of PU leather products including the conventional and high-performance series.  These products are basically intended for footwear applications.

We have a 66,700 square meter factory for the production of five lines of PU leather.  Our five production lines consist of three wet-process and two dry-process production lines.  Altogether, we can produce over 12 million meters of PU leather per year.

A brief overview of the wet-process and dry process is described below.

Wet-Process Resin Production

Dry-Process Resin Production

1-hour agitation at 70°C
â
RDMF is added for dilution.
â
RDMF and MEK are added repeatedly to obtain the desired viscosity and solid content.
â
Various additives are added as required and adequately agitated for 1 hour.
â
Terminator is added to end the reaction.

In addition to our manufacturing process for the PU leather, we also produce roughly 14,400 tons of resins a year that we use for our manufacturing process as well as to sell to other manufacturers.  This allows us to be less dependent on suppliers and market conditions of raw materials.  We also developed a proprietary process to recover and reuse our production remains as part of our manufacturing process. This reduces waste in our manufacturing process.  As discussed in growth strategy, subject to availability of funds we intend to expand our manufacturing capacity by acquiring one or two production plants.

Raw Materials and Suppliers

Resin pastes and base cloths are the key raw materials used in the production of PU synthetic leather and therefore constitute a major part of approximately 80% of the production cost, specifically, resin pastes 60% and base cloths 20%.  We have established a resin paste plant to support our production needs.  The new base cloth production line is expected to start operations in 2012, so we will be able to manufacture the resin pastes and base cloths required for production of PU leather and minimize the adverse impact of the rise in raw material price on the profit margin of PU leather products.  The key raw materials of PU resins are coal-based DMF, petroleum-based AA and MDI and other chemical products. DMF, AA and MDI stand at approximately 70% of the total cost of PU resins.  We purchase our raw materials from a number of suppliers and are not dependent on any single supplier.  We do not have a formal long term contract with any of our suppliers.  During the fiscal years ended December 31, 2009 and 2008, and nine months ended September 30, 2010, purchases from any one vendor did not exceed 10% of our total purchases.

Marketing, Sales and Distribution

We sell PU leather mostly to shoe factories in China.  90% of our sales are to distributors, and the remaining through direct sales to customers.  We are developing our foreign market (outside of China) and plan to export 20-30% of our PU leather production by 2011.

In connection with our sales, we provide consistent and reliable customer services from product development, communication in production to after-sales support and maintenance.  At the point of product development, the sales representative will introduce the market trends to the customer and provide market research and product-specific consultation services upon the customer’s request.  During the product process, we strive to be highly responsive to the changes in terms of specifications such as physical properties, and since we have our own resin plant we are able to accommodate changes quickly with accurate adjustment to the resin formulas in response to customer needs.  During the after-sales stage, we provide training, on-site instruction and call center services.  We give information to our customers about how to preserve PU leather products, especially high-performance PU leather, for a longer period of time, so as to prevent product returns or disputes due to improper storage.

Seasonality

We experience some seasonal trends in the sale of our products.  Sales in our PU leather division are often stronger in our second, third and fourth quarter and often weaker in first quarter.  Historically, the net result of seasonal trends has not been material relative to our overall results of operations, but many of the factors that create and affect seasonal trends are beyond our control.

Backlog

At the end of calendar year ended December 31, 2009 and 2008, we had no backlog.  We do not believe that backlog is a meaningful indicator of sales that can be expected for any period, and there can be no assurance that the backlog at any point in time will translate into sales in any subsequent period, particularly in light of our policy of allowing customers to cancel or reschedule orders without penalty prior to commencement of manufacturing.  Since 2007, we have not recorded any provision for sales returns as of December 31, 2009 and 2008, and for the nine months ended September 30, 2010.

Inventory Levels

We produce according to sales and this strategy gives us the ability to operate with reduced levels of raw materials and finished goods inventories.  Fluctuations in market demand may nevertheless result in excess inventory.  However, we believe that any excess inventory can be used since it is in semi-finished process which can be used, thus minimizing declining inventory values and obsolescence.  Maintaining a low inventory level is dependent upon our ability to achieve targeted revenue and product mix, to further minimize complexities in its product line and to maximize commonality of parts.  There can be no assurance that we will be able to maintain low inventory levels in future periods.

Growth Strategy

We intend to continue to focus on mid- to high-grade PU leather products in the next few years while (i) entering other regional markets in China, such as Hunan and Jiangxi Provinces that are located near our manufacturing facility in Fujian, and (ii) increasing our presence in high-end overseas markets such as Europe and America. We intend to achieve growth by pursuing the following strategies:

•  Focus on key markets.  China continues to present strong growth opportunities especially in the Fujian Province, with increasing demand for our high quality PU leather.  We are also planning to work closely with our distributors to explore direct sales opportunities to large-scale customers outside of China.

•  Focus on shoe industry.  We will continue to focus our sales to the shoe industry which demand higher quality PU leather such as ours.  We will continue to improve the quality of our products, develop proprietary technology and formulas, and upgrade aesthetic designs to differentiate our products from our competitors.  We will also seek to expand our sales to other industries that focus on higher quality of PU leather.

•  Research and Development.  We will continue to commit resources for research and development in order to improve our manufacturing process and develop new formulas to improve the quality of our PU leather.  In particular, our efforts will focus on (1) developing more advanced technologies to increase our productivity and efficiency in the manufacturing process and reduce cost of production; (2) developing and refining our proprietary manufacturing process for the resins used in our manufacturing process as well as methods of recycling our used manufacturing remains to cut costs and preserve the environment; and (3) enhancing our product quality to satisfy stringent manufacturing requirements and to keep abreast of rapidly changing industry standards and evolving market trends.

•  Upgrade on technology.  We will continue to upgrade and refurbish our machinery so that we can stay ahead of the technology curve with the most efficient use of capital investment.

•  New manufacturing facilities.  We intend to increase our production to meet current and future demand by building new manufacturing facilities in Yong’an city and DaTian city, Fujian Province.  We have recently entered into options agreements with Feiying Industrial Co., Ltd. (San Ming) and Fuijian Feiying Plastic Co., Ltd. (FFP) to purchase 100% interests in San Ming and FFP.

Competitive Strengths

We believe that the following competitive strengths enable us to compete effectively in, and to capitalize on the growth of, the PU leather market:

•	Strong Cost Control. We produce our own raw materials for the production of PU leather. In addition, we recover and reuse our waste manufacturing materials.

•	Strong Relationships. We enjoy long-term relationships with our suppliers.

•	Loyalty. We cultivate strong employee loyalty to the company.

•	Differentiation. We have unique formulations for certain PU leather products.

•	Strong Trademarks. Our WINTOP, WINTOP plus graphic, and NIVIANI plus graphic trademarks are well-known in China.

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Strong Research and Development Capabilities.  We place a strong emphasis on research and development, particularly focusing on improving the quality and uniqueness of our products.  Our strong research and development commitment have enabled us to develop special formulas to differentiate our products from our competitors.  We have in-house engineers who calculate the best formula for each batch of raw materials based on their experience.

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Recognized Quality Products.  We strive to manufacture quality products.  We have the facilities for experimenting, inspecting and testing as well as a sophisticated production process.  Our products receive accreditation from famous footwear manufacturers such as Erke and Xtep.  As a leading supplier of PU leather, our products are used in both domestic athletic shoe brands and internationally recognized brands.

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Eco-Friendly Production.  We are committed to a long-term strategy of green, eco-friendly and sustainable development.  We have maintained a sophisticated recycling and post-treatment process.  We have entered a call option agreement to acquire San Ming within three years.  We are contemplating acquiring the DaTian production line to replace the conventional HTF heating solution with a steam recovery and zero heat emission system.  This new technique is estimated to save costs annually.

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Low-cost manufacturing model.  We conduct all of our manufacturing activities in Fujian Province, China. Our access to China's abundant supply of skilled and low-cost labor, as well as our ability to source raw materials, equipment, land and manufacturing facilities locally and economically, has considerably lowered our operating cost and expenses as a percentage of revenues.

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Location. We are located near our customers.  Our manufacturing facility is situated in Fujian Province which is the shoe manufacturing center in China.  This reduces cost of transportation and allows us to better serve our customers.

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Brand Awareness and Customer Loyalty.  We have established a good long-term cooperative relationship with our customers.  Our ability to adjust, accommodate and update our products in time and develop new products to adapt to the needs of our consumers have resulted in a group of long-term loyal customers.  In addition, our relationships with our customers allow us to gather important market information.

Competitors

The competition in our industry is intense and there is a high concentration of competitors in our geographical area.  Our products are positioned to be medium and high-end PU synthetic leather and our major competitors are domestic competitors which we have identified to include Jinjiang Lanfeng Leather Manufacturing Co., Ltd., Kunshan Xiefu Group, and  Jinjiang Tianshou Artificial Leather Co., Ltd.  In general, our direct competitors have overseas sales capacity.  However, they lack our low cost advantage, focused concentration on research and development, close proximity to customers, high quality, and centralized product offerings.

Footwear

There is a tremendous continuing demand for PVC flip-flops and slippers all over the world, and particularly in countries with hot climates such as those in Africa, the Middle East, Southeast Asia and South America.

Manufacturing

Our PVC foam slippers are made of PVC resins which are transformed into lightweight and soft sheets through high-pressure foaming and then stamped and cut into soles with reserved holes.  Non-foam PVC materials are used to make the Y-shaped strap through injection molding which is then fastened to the sole to form a thong flipper.

PVC foam slippers are mainly made of PVC, DOP, DDP and AS.  We have a 5,000 square meter factory that manufacturers PVC flip-flops and slippers.  We use a semi-automated processes to boil, mix, vulcanize, mold, drill, and press raw PVC and chemicals into innovative fashionable flip-flops and slippers.  We can currently produce more than 40 million flip-flops and slippers per year.  We are one of the leading PVC slipper manufacturers in China, with state-of-the-art production process and equipment.  We are one of the key suppliers of White Dove, an internationally recognized slipper brand.  We also have our own brand WINTOP which is well received in Africa, Middle East, Southeast Asia and South America for its premium quality, stylish design, attractive patterns and competitive price.

Raw Materials and Suppliers

The key raw materials of PVC foam slippers are PVC (Polyvinyl chloride) resins, DOP (Dibutyl phthalate), and DDP.  We purchase our raw materials from a number of suppliers and are not dependent upon any raw material supplier for PVC slipper production.  We do not have a formal long term contract of any of our suppliers.  During the fiscal year ended December 31, 2009 and 2008, we had no suppliers that accounted for more than 10% of our purchases of raw materials.

Sales and Distribution

We sell our footwear to distributors that have built an extensive sale and distribution network in Asia and other parts of the world.  The bulk of our sales occur in Africa, Middle East, Southeast Asia, and South America.  For the nine months ended September 30, 2010 and year ended December 31, 2009, our percentage revenues were 82.3%, 9.9% and 7.8% and 76.7%, 10.6% and 12.7% in China, Middle East and Africa, respectively.  Sales in our footwear division are often stronger in our second, third and fourth quarter, and often weaker in first quarter.

Customers

For PVC foam slippers, our customers are from the overseas markets.  We have an established relationship with the end customers in other countries.  In addition, we have signed contracts with a number of overseas trading companies, such as Randsford Limited, who sell our products in Africa and Middle East countries.  Randsford Limited accounted for 19% and 26% respectively of our sale during the nine months ended September 30, 2010 and year ended December 31, 2009.  We also receive orders directly from the overseas end customers by attending various trade fairs such as Canton Fair.  During the year ended December 31, 2009, for slippers, we had one distributor, with a dozen customers, account for more than 10% of our sales revenue and collectively accounted for 26% of our sales revenue.  During the fiscal year ended December 31, 2008, we had one distributor, which has a dozen customers, account for more than 10% of our sales revenue and collectively accounted for 40% of our sales revenue.

Competitors

We have been in this business since 1998 and our WINTOP brand is well known by our customers and end users.  However, the PVC flip-flop and slipper business is highly competitive and fragmented where manufactures around the world competes by pricing.  As such, we will competitive in the market place as long as we can maintain our low cost of production.

PRC Government Regulations.

Business License

Any company that conducts business in the PRC must have a business license that covers a particular type of work.  We obtained a business license from the Quanzhou Administration for Industry and Commerce on November 24, 2010, which identifies our business scope as “Production of plastic.”  Prior to expanding our business beyond that of our business licenses, we may be required to apply and receive approval from the relevant PRC government authorities and we cannot assure you that we will be able to obtain the necessary government approval for any change or expansion of our business.

Environmental Regulations

Major regulations applicable to us include the PRC Environmental Protections Law, the PRC Law on Prevention and Control of Water Pollution and its associated Implementation Rules.  In compliance with these regulations, we have obtained a Pollution Emission License and an Environmental Protection Opinion from the Shishi Municipal Environmental Protection Bureau.

Taxation

On March 16, 2007, the National People’s Congress of China passed a new Enterprise Income Tax Law, or EIT Law, and on November 28, 2007, the State Council of China passed its implementing rules, which took effect on January 1, 2008.  Before the implementation of the EIT Law, foreign invested enterprises, or FIEs, established in the PRC, unless granted preferential tax treatments by the PRC government, were generally subject to an earned income tax, or EIT, rate of 33.0%, which included a 30.0% state income tax and a 3.0% local income tax.  The EIT Law and its implementing rules impose a unified EIT of 25.0% on all domestic-invested enterprises and FIEs, unless they qualify under certain limited exceptions.  Despite these changes, the EIT Law gives FIEs established before March 16, 2007, or Old FIEs, a five-year grandfather period during which they can continue to enjoy their existing preferential tax treatments.  During this five-year grandfather period, the Old FIEs which enjoyed tax rates lower than 25% under the original EIT law will be subject to gradually increased EIT rates over a 5-year period until their tax rate reaches 25%.  In addition, the Old FIEs that are eligible for other preferential tax treatments by the PRC government under the original EIT law are allowed to continue enjoying their preference until these preferential treatment periods expire.  The discontinuation of any such special or preferential tax treatment or other incentives would have an adverse effect on any organization's business, fiscal condition and current operations in China.

In addition to the changes to the current tax structure, under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a resident enterprise and will normally be subject to an EIT of 25% on its global income.  The implementing rules define the term “de facto management bodies” as “an establishment that exercises, in substance, overall management and control over the production, business, personnel, accounting, etc., of a Chinese enterprise.”  If the PRC tax authorities subsequently determine that we should be classified as a resident enterprise, then our organization's global income will be subject to PRC income tax of 25%.  For detailed discussion of PRC tax issues related to resident enterprise status, see “Risk Factors – Risks Related to Our Business – Under the Enterprise Income Tax Law, we may be classified as a ‘resident enterprise' of China.  Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders.”

In addition, the EIT Law and its implementing rules generally provide that a 10% withholding tax applies to China-sourced income derived by non-resident enterprises for PRC enterprise income tax purposes unless the jurisdiction of incorporation of such enterprises’ shareholder has a tax treaty with China that provides for a different withholding arrangement.  SFP is considered FIEs and are directly held by our subsidiary in Hong Kong.  According to a 2006 tax treaty between the Mainland and Hong Kong, dividends payable by an FIE in China to the company in Hong Kong who directly holds at least 25% of the equity interests in the FIE will be subject to a no more than 5% withholding tax.  We expect that such 5% withholding tax will apply to dividends paid to HK Weituo by SFP, but this treatment will depend on our status as a non-resident enterprise.

Pursuant to the Provisional Regulation of China on Value Added Tax and its implementing rules, all entities and individuals that are engaged in the sale of goods, the provision of repairs and replacement services and the importation of goods in China are generally required to pay value added tax, or VAT, at a rate of 17.0% of the gross sales proceeds received, less any deductible VAT already paid or borne by the taxpayer. Further, when exporting goods, the exporter is entitled to some or all of the refund of VAT that it has already paid or borne.

Employment Laws

We are subject to laws and regulations governing our relationship with our employees, including: wage and hour requirements, working and safety conditions, and social insurance, housing funds and other welfare.  These include local labor laws and regulations, which may require substantial resources for compliance.

China’s National Labor Law, which became effective on January 1, 1995, and China’s National Labor Contract Law, which became effective on January 1, 2008, permits workers in both state and private enterprises in China to bargain collectively.  The National Labor Law and the National Labor Contract Law provide for collective contracts to be developed through collaboration between the labor union (or worker representatives in the absence of a union) and management that specify such matters as working conditions, wage scales, and hours of work.  The laws also permit workers and employers in all types of enterprises to sign individual contracts, which are to be drawn up in accordance with the collective contract.  The National Labor Contract Law has enhanced rights for the nation’s workers.  The legislation requires employers to provide written contracts to their workers, restricts the use of temporary labor and makes it harder for employers to lay off employees.  It also requires that employees with fixed-term contracts be entitled to an indefinite-term contract after a fixed-term contract is renewed twice or the employee has worked for the employer for a consecutive ten-year period.

Foreign Currency Exchange

Under the PRC foreign currency exchange regulations applicable to us, the Renminbi is convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions.  Conversion of Renminbi for capital account items, such as direct investment, loan, security investment and repatriation of investment, however, is still subject to the approval of the PRC State Administration of Foreign Exchange, or SAFE.  FIEs established in the PRC may only buy, sell and remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from the SAFE.  Capital investments by FIEs outside of China are also subject to limitations, which include approvals by the Ministry of Commerce, the SAFE and the State Reform and Development Commission.  We currently do not hedge our exposure to fluctuations in currency exchange rates.

Dividend Distributions

Under applicable PRC regulations, FIEs in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations.  In addition, a FIE in China is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50% of its registered capital.  These reserves are not distributable as cash dividends.  The board of directors of a FIE has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Property

All land in China is owned by the State. Individuals and companies are permitted to acquire rights to use land or land use rights for specific purposes. In the case of land used for industrial purposes, the land use rights are granted for a period of 50 years. Granted land use rights are transferable and may be used as security for borrowings and other obligations.

We currently have approximately 639,430 square feet of space, comprised of manufacturing facilities, warehousing and packaging facilities, dormitory space, dining halls and administrative offices. We believe that all leased space is in good condition and that the property is adequately insured by us.

We own various properties, both land use right and buildings, which are used for office and industrial purposes.  We own two parcels of land in Shishi City; and five buildings that house our workers.  Our land and buildings are subject to mortgages with different banks.

We lease our land use rights from Shishi Changsheng.  The lease is approximately 137,852 square feet used for the slippers factory.  The lease is for four years at an annual payment of $35,652 (RMB 234,851).

New manufacturing facilities.  We intend to increase production to meet current and future demand by building new manufacturing facilities.  We currently have a factory project underway in San Ming in Fujian Province and we are working out the land right agreement for another possible factory in Da Tian city in Fujian Province   The San Ming facility is being constructed by Feiying Industrial Co. Ltd. (San Ming”) a China WFOE 100% owned by Mr. Ang, our president and chairman of the board.  San Ming will be consolidated as a Variable Interest Entity (“VIE”) through the relationship with Mr. Ang and construction on the San Ming facility started in June 2010.  We have a three year option to purchase the San Ming facility at 90% of the net tangible asset value.

Research and Development

Our research and development efforts are supported by our consultant from South Korea who has been studying and manufacturing PU leather products for nearly two decades.  We also have many technical experts with years of experience.  We have developed a variety of proprietary PU leather products with high-performance and proven performance. In addition we continue to develop technology upgrades to stay competitive, i.e. constantly improving resin formulas and production processes for PU leather to achieve premium performance while reducing the amount of resin used in the coating process, which results in the greater value of equipment and effective cost reduction.

We have focused most of our research and development attention on the further development of our PU leather products: high-density PU leather and Nano PU leather.

We intend to continue to grow and maintain our competitive advantage by focus on the development and use of our new materials, expand our formularies, production process and new product development.

Intellectual Property

Our proprietary PU leather technology is based on our resin formula and production process.  However, the core technology is not suitable for patent application.  Given the current status of patent protection in China, we have reason to believe that the patent application process could result in the leakage of core technology.  Therefore, we have not applied for a patent yet.

We have an exclusive right to use the trademark “WINTOP” pursuant to a trademark license contract with Shishi Changsheng.  The trademark fee is $3,036 (RMB 20,000) annually ending on January 1, 2012.  There are four trademarks with registered numbers; 3646701, 5342599, 3646699, 3646700 (Wintop; Pattern; Wintop with pattern and NIVIANI).  Shishi Changsheng owns the trademarks.

We have signed a confidentiality agreement with its employees and signed the Commercial and Technical Non-disclosure Agreement with our key employee to ensure that our intellectual property and intangible assets are properly protected.  The core technology used in our production process is proprietary and only make known to a couple of key employees, all of them have signed the above-mentioned confidentiality agreement to prevent the leakage of core technology.  The core technology is independently developed and free from any third-party claim of infringement.  We rely on intellectual property such as trade secrets and technical innovations, to protect and build our competitive position.

Employees

We currently employ approximately 390 full time employees. In compliance with the relevant PRC labor laws, our employees are subject to labor contracts.  The Feiying Company has currently applied for social insurance for part of its staff.

Legal Proceedings

During the normal course of business, we are engaged in certain litigation, none of which we believe will have a material adverse effect on our financial position.

Risk Factors

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below, together with all of the other information included in this report, before making an investment decision.  If any of the following risks actually occurs, our business, financial condition or results of operations could suffer.  In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.  You should read the section entitled “Special Note Regarding Forward Looking Statements” above for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this report.

RISKS RELATED TO OUR OVERALL BUSINESS OPERATIONS

Current economic conditions may adversely affect consumer spending and the overall general health of our customers, which, in turn, may adversely affect our financial condition, results of operations and cash resources.

Uncertainty about the current and future global economic conditions may cause our customers to defer purchases or cancel purchase orders for our products in response to tighter credit, decreased cash availability and weakened consumer confidence.  Our financial success is sensitive to changes in general economic conditions, both globally and nationally.  Recessionary economic cycles, higher interest borrowing rates, higher fuel and other energy costs, inflation, increases in commodity prices, higher levels of unemployment, higher consumer debt levels, higher tax rates and other changes in tax laws or other economic factors that may affect consumer spending or buying habits could continue to adversely affect the demand for our products.  In addition, a number of our customers may be impacted by the significant decrease in available credit that has resulted from the current financial crisis.  If credit pressures or other financial difficulties result in insolvency for our customers it could adversely impact our financial results.

We may be unable to successfully execute our long-term growth strategy or maintain our current revenue levels.

Although we exhibited significant growth from our inception through 2009, no assurance can be given that our revenues will continue to grow.  Our ability to maintain our revenue levels or to grow in the future depends upon, among other things, the continued success of our efforts to maintain our brand image and bring new products to market and our ability to expand within our current distribution channels and other distributors.

Our sales are dependent on the sales of our customer’s products.

Because our PU leather products are part of our customers’ products, our sales and success is dependent on the success of our customers’ products.  If our customers’ products are no longer popular, and our customers reduce the purchase for our products, this will have an adverse effect on our revenues.

If we do not accurately forecast consumer demand, we may have excess inventory to liquidate or have greater difficulty filling our customers' orders, either of which could adversely affect our business.

The footwear industry is subject to cyclical variations, consolidation, contraction, and closings, as well as fashion trends, rapid changes in consumer preferences, the effects of weather, general economic conditions, and other factors affecting demand.  These factors make it difficult to forecast our product demand and, if we overestimate demand for our products, we may be forced to liquidate excess inventories at a discount to customers, resulting in markdowns and lower gross margins.  Conversely, if we underestimate customer demand, we could have inventory shortages, which can result in lost potential sales, delays in shipments to customers, strains on our relationships with customers and diminished brand loyalty.  Moreover, because our product line is limited, we may be disproportionately affected by cyclical downturns in the footwear industry, changes in consumer preferences, and other factors affecting demand, which may make it more difficult for us to accurately forecast our production needs, exacerbating these risks.  A decline in demand for our products, or any failure on our part to satisfy increased demand for our products, could adversely affect our business and results of operations.

We are dependent on sales of a small number of products, and the absence of continued market demand for these products would have a significant adverse effect on our operating results.

We generated approximately 72.0% and 57.0% of our revenues for the years ended December 31, 2009 and 2008 from sales of PU leather products.  Because we are dependent on a line of footwear models that have substantial similarities, factors such as changes in consumer preferences and general market conditions in the footwear industry may have a disproportionately greater impact on us than on our competitors.  In addition, other footwear companies have introduced products that are substantially similar to our footwear models, which may reduce sales of our footwear products.  In the event that consumer preferences evolve away from our footwear models or from casual lifestyle footwear in general, or if our retail customers purchase similar products sold by our competitors, the resulting loss of sales, increase in inventories and discounting of our products are likely to be significant, which could have a material and adverse impact on our business and operations.

Our operating results are dependent on a number of factors which may cause our operating results to fluctuate from time to time.

Our operating results may fluctuate from period to period and will depend on numerous factors, including customer demand and market acceptance of our products, new product introductions, product obsolescence, raw material price fluctuations, varying product mix, foreign currency exchange rates, foreign currency, income tax rates, timely payment and other factors.  Our business is sensitive to the spending patterns of our end customers, which in turn are subject to prevailing economic conditions and other factors beyond the our control.  If demand does not meet our expectations in any given period, the sales shortfall may result in an increased effect on operating results if we unable to adjust operating expenditures quickly enough to compensate for such a shortfall, which will affect our operating results.

Since we are dependent on a key customer, the loss of this customer would cause a significant decline in our revenues while a delay or failure to collect on trade receivables from our key customer will adversely affect our results of operations.

One distributor accounted for 58%, 88% and 75% of our trade receivables as of December 31, 2008 and 2009, and September 30, 2010, respectively.  The loss of this distributor would adversely affect our revenues and profitability.  In addition, we do not require collateral or security to support the trade receivables.  Accordingly, if we are unable to receive payment from the key distributor, our operating results will be adversely affected.

We are dependent on our short term loans with financial institutions and substantially all of our short term loans are secured by our real estate.

We have short term loans and notes payable with financial institutions.  The short term loans are due within one year and the notes payable are due in less than a year.  The short term loans are secured by our real estate.  Although the notes payable are not secured, the financial institutions require that we have a cash reserve of 20% to 100% of the total outstanding balance.  As of December 31, 2008, 2009 and September 30, 2010, we had $6,342,096, $6,966,302, and $11,872,442, respectively, amounts outstanding in short term loans and notes payable.  Although we are current in our obligations under the short term loans and notes payable, a default in these loans, could require all amounts to be due immediately and result in the loss of our real property.

We are guarantors to loans of unrelated third parties pursuant to a cross guarantee arrangement, and in the event of a default of the loans by the third party we will assume the liabilities of the third parties, which will adversely affect our operating results and business.

We have entered into arrangements with unrelated third parties pursuant to which we have agreed to guarantee their loans with financial institutions and exchange for a guarantee by the third parties for our loans with financial institutions.  Although cross guarantee arrangements with unrelated parties in different industries are common in China, our business and results of operations will be adversely affected in the event the third parties default on their loans.  As of December 31, 2010, the third parties were current with their obligations to the financial institution; however, if the third parties are unable to satisfy the terms of the loans, we will be obligated to assume the liabilities of the third parties.

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

We have a limited operating history because we have only been in operation since 2006.  This limited operating history makes it difficult for investors to evaluate our businesses and predict future operating results.  An investor in our securities must consider the risks, uncertainties and difficulties frequently encountered by companies in new and rapidly evolving markets.  The risks and difficulties we face include challenges in accurate financial planning as a result of limited historical data and the uncertainties resulting from having had a relatively limited time period in which to implement and evaluate our business strategies as compared to older companies with longer operating histories.

Our expansion plans may not be successful.

We plan to expand our production capacity by constructing a new production plant.  The new production facility will allow us to expand our production capabilities for new markets.  We need to raise additional capital and expect to incur significant costs in connection with the expansion of our business, and any failure to successfully implement our expansion plans may materially and adversely affect our business, financial condition and results of operations.

Our production capacity might not be able to meet with growing market demand or changing market conditions.

We cannot give assurance that our production capacity will be able to meet our obligations and the growing market demand for our products in the future.  Furthermore, we may not be able to expand our production capacity in response to the changing market conditions.  If we fail to meet demand from our customers, we may lose our market share.

We may not be able to develop new products or expand into new markets.

We intend to continue research and development of new products and to expand our facilities to produce and sell PU synthetic leather.  The development of new products involves considerable time and commitment.  If we are not able to develop and introduce new products successfully, or if our new products fail to generate sufficient revenues to offset our research and development costs, our business, financial condition and operating results could be adversely affected. Failure of such could lead to wasted resources.  There is no guarantee that we will be successful to execute our strategy for growth and if we should fail to execute our growth strategy successfully, it may have a material and adverse affect on our future revenue and profitability.

We manufacture our products in a single location, and any material disruption of our operations could adversely affect our business.

Our operations are subject to uncertainties and contingencies beyond our control that could result in material disruptions in our operations and adversely affect our business.  These include industrial accidents, fires, floods, droughts, storms, earthquakes, natural disasters and other catastrophes, equipment failures or other operational problems, strikes or other labor difficulties.

All of our products were manufactured in our production facilities in Fujian Province, PRC.  If there is any damage to our production facilities, we may not be able to remedy such situations in a timely and proper manner, and our production could be materially and adversely affected.  Any breakdown or malfunction of any of our equipment could cause a material disruption of our operations.  Any such disruption in our operations could cause us to reduce or halt our production, prevent us from meeting customer orders, adversely affect our business reputation, increase our costs of production or require us to make unplanned capital expenditures, any one of which could materially and adversely affect our business, financial condition and results of operations.

The prices for the raw materials and the costs for labor may increase.

Raw material cost is one of the major components in our cost of sales.  We purchase a majority of our raw materials from local suppliers in the PRC.  The prices for our major raw materials, fluctuate depending mainly on general market conditions of the local and the PRC market.  Increases in the costs of such raw materials and our inability to pass on such increases in raw material costs to our customers by increasing the prices of our products may materially and adversely affect our cost of sales and our gross profit margins.  The manufacturing industry is labor intensive.  Labor costs in the PRC have been increasing over the past few years, and we cannot assure you that the cost of labor in the PRC will not continue to increase in the future or that we will be able to increase the prices of our products to offset such increases.  If we are unable to identify and employ other appropriate means to reduce our costs of production or to pass on the increased labor and other costs of production to our customers by selling our products at higher prices, our business, financial condition, results of operations and prospects could be materially and adversely affected.

We are dependent on our proprietary formula and production process.

Our competitive advantage lies in our proprietary formula of PU synthetic leather resin and the control of the overall production process which we have developed.  However, our core technologies are not suitable for the application of corresponding patents.  Although we have taken measures to protect our intellectual property rights, there are competing companies with advanced technologies who may be able to replicate or surpass or core technologies.  If we are unable to protect our intellectual property rights or our intellectual property rights are inadequate, our competitive position could be harmed or we could be required to incur expenses to enforce our rights.

Our future success will depend, in part, on our ability to obtain and maintain protection for our products and technology, to preserve our trade secrets and to operate without infringing the intellectual property of others.  Other companies also may independently develop similar products, duplicate our products or design product.  In addition, if our intellectual property rights are inadequate, we may be exposed to third-party infringement claims against us.  Although we have not been a party to any infringement claims and are currently not aware of any anticipated infringement claim, we cannot predict whether third parties will assert claims of infringement against us, or whether any future claims will prevent us from operating our business as planned.  If we are forced to defend against third-party infringement claims, whether they are with or without merit or are determined in our favor, we could face expensive and time-consuming litigation.  If an infringement claim is determined against us, we may be required to pay monetary damages or ongoing royalties.  In addition, if a third party successfully asserts an infringement claim against us and we are unable to develop suitable non-infringing alternatives or license the infringed or similar intellectual property on reasonable terms on a timely basis, then our business could suffer.

We face intense competition, and many of our competitors have substantially greater resources than we do.

We operate in a highly competitive environment.  In addition, the competition in our market may intensify as we enter into new markets outside of China.  There are numerous well-established companies and smaller companies in China with significant resources who are developing and marketing products and services that will compete with our products.  In addition, some of our current and potential competitors have greater financial, technical, operational and marketing resources.  These resources may make it difficult for us to compete with them in the development and marketing of our products, which could harm our business.

Our success will depend on our ability to update and continue to advance our technology to remain competitive.

The PU leather industry is subject to technological change.  As technological changes occur in the marketplace, we will have to modify our products and processes in order to become or remain competitive.  While we are continuing our research and development in new products in efforts to strengthen our competitive advantage, no assurances can be given that we will successfully implement technological improvements to our products on a timely basis, or at all.  If we fail to anticipate or respond in a cost-effective and timely manner to government requirements, market trends or customer demands, or if there are any significant delays in product development or introduction, our revenues and profit margins may decline which could adversely affect our cash flows, liquidity and operating results.

Our insurance coverage may not be sufficient to cover all losses.

Although we have obtained insurance coverage for the operation of our business that we believe is customary in the PRC retail industry, covering risks such as loss as a result of fire, theft or occurrence of certain natural disasters, we do not carry insurance in respect of certain risks such as product liability claims. If we incur substantial losses or liabilities that are not covered or compensated by our insurance coverage fully or at all, our business, financial condition and results of operations may be materially and adversely affected.

We may not be able to comply with all applicable government regulations.

We are subject to extensive governmental regulation by the central, regional and local authorities in the PRC, where our business operations take place.  We believe that we are currently in substantial compliance with all laws and governmental regulations and that we have all material permits and licenses required for our operations.  Nevertheless, we cannot assure investors that we will continue to be in substantial compliance with current laws and regulations, or that we will be able to comply with any future laws and regulations.  To the extent that new regulations are adopted, we will be required to conform our activities in order to comply to such regulations.  Failure to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on its business, operations and finances.

Compliance with environmental regulations can be expensive, and noncompliance with these regulations may result in adverse publicity and potentially significant monetary damages and fines.

Our business operations generate waste water and other industrial wastes, although we try to recycle our water and limit our waste.  We are required to comply with all national and local regulations regarding protection of the environment.  We are in compliance with current environmental protection requirements and have all necessary environmental permits to conduct our business.  However, if more stringent regulations are adopted in the future, the costs of compliance with these new regulations could be substantial.  Additionally, if we fail to comply with present or future environmental regulations, we may be required to pay substantial fines, suspend production or cease operations.  Any failure by us to control the use of or to restrict adequately the discharge of, hazardous substances could subject us to potentially significant monetary damages and fines or suspensions in our business operations.  Certain laws, ordinances and regulations could limit our ability to develop, use, or sell our products.

Our business depends substantially on the continuing efforts of our executive officers, and our business may be severely disrupted if we lose their services.

We believe that our success is largely dependent up on the continued service of the member of our management team, who are critical to establishing our corporate strategies and focus, and ensuring our continued growth.  In particular, our president, Mr. Ang Kang Han, has substantial experience and expertise in PVC foam sandal and PU synthetic leather industry, is crucial to our success.  Our continued success will depend on our ability to attract and retain a qualified and competent management team in order to manage our existing operations and support our expansions plans.  Although this possibility is unlikely, if any of our executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all.  Therefore, our business may be severely disrupted, and we may incur additional expenses to recruit and retain new officers.  In addition, if any of our executives joins a competitor or forms a competing company, we may lose some of our customers.

Certain of our existing shareholders and director have substantial influence over our company, and their interests may not be aligned with the interests of our other shareholders.

As a result of the share exchange agreement, China Changesheng Investment Limited, China Longshan Investment Limited, High-Reputation Assets Management Longshan Limited, Joint Rise Investment Limited and W-Link Investment Limited collectively own, in the aggregate, approximately 96.0% of our outstanding voting securities.  China Changesheng Investment Limited, China Longshan Investment Limited, High-Reputation Assets Management Longshan Limited, Joint Rise Investment Limited and W-Link Investment Limited are control by Mr. Ang, a director and our president.  As a result, Mr. Ang will have significant influence over our business, including decisions regarding mergers, consolidations, the sale of all or substantially all of our assets, election of directors and other significant corporate actions without seeking other shareholders approval.  This concentration of ownership may also have the effect of discouraging, delaying or preventing a future change of control, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our Company and might reduce the price of our shares.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404, the SEC adopted rules requiring public companies to include a report of management on our internal controls over financial reporting in their annual reports, including Form 10-K.  Since we just completed the acquisition of Chinese Weituo Technical Limited on February 14, 2011, we have not evaluated Chinese Weituo and its consolidated subsidiaries’ internal control systems in order to allow our management to report on our internal controls on a consolidated basis as required by these requirements of SOX 404.  Under current law, we were subject to these requirements beginning with our annual report for the fiscal year ending December 31, 2008. We can provide no assurance that we will comply with all of the requirements imposed thereby.  In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner, investors and others may lose confidence in the reliability of our financial statements.

RISKS RELATED TO DOING BUSINESS IN CHINA

As substantially all of our assets are located in the PRC and all of our revenues are derived from our operations in China, changes in the political and economic policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and accordingly on the results of our operations and financial condition.

Our business operations may be adversely affected by the current and future political environment in the PRC.  The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities.  Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property and other matters.  Under the current government leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization.  There is no assurance, however, that the government of the PRC will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

All of our deposits are held with banks in China which are not insured.

We hold all of our bank deposits with banks in China.  China does not have an equivalent federal deposit insurance as in the United States.  Accordingly, all of our deposits held in the banks in China are not insured.  Although, we hold accounts with several banks in China and periodically evaluate the credit quality of our banks in efforts to mitigate any potential risk, we may be adversely affected in the event of a material disruption or financial distress of the banks.

Our operations are subject to PRC laws and regulations that are sometimes vague and uncertain.  Any changes in such PRC laws and regulations, or the interpretations thereof, may have a material and adverse effect on our business.

The PRC’s legal system is a civil law system based on written statutes. Decided legal cases do not have so much value as precedent in China as those in the common law system prevalent in the United States.  There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, governmental approvals required for conducting business and investments, laws and regulations governing the advertising industry, as well as commercial, antitrust, patent, product liability, environmental laws and regulations, consumer protection, and financial and business taxation laws and regulations.

The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters.  However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties.  New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

Our PRC subsidiary, Shishi Feiying Plastic Co., Ltd., is considered a foreign invested enterprise under PRC laws, and as a result is required to comply with PRC laws and regulations, including laws and regulations specifically governing the activities and conduct of foreign invested enterprises.  We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses.  If the relevant authorities find us in violation of PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•	levying fines;
•	revoking our business license, other licenses or authorities;
•	requiring that we restructure our ownership or operations; and
•	requiring that we discontinue any portion or all of our business.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based upon U.S. laws, including the federal securities laws, or other foreign laws against us or our management.

All of our current operations are conducted in China. Moreover, most of our directors and officers are nationals and residents of China.  All or substantially all of the assets of these persons are located outside the United States and in the PRC.  As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these persons.  In addition, uncertainty exists as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation.  During the past ten years, the rate of inflation in China has been as high as 5.9% and as low as -0.8%.  These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation.  High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products and our company.

Restrictions on currency exchange may limit our ability to receive and use our sales effectively.

The majority of our sales will be settled in RMB dollars, and any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars.  Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business.  In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items.  We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of our common stock will be indirectly affected by the foreign exchange rate between the U.S. dollar and RMB and between those currencies and other currencies in which our sales may be denominated.  Appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations.  Fluctuations in the exchange rate will also affect the relative value of any dividend we issue that will be exchanged into U.S. dollars, as well as earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

The Chinese Government controls its foreign currency reserves through restrictions on imports and conversion of RMB into foreign currency.  In July 2005, the Chinese Government has adjusted its exchange rate policy from “Fixed Rate” to “Floating Rate.”  Accordingly the RMB is no longer pegged to the U.S. dollar.  During January 2008 to January 2009, the exchange rate between RMB and US dollars has fluctuated from US $1.00 to RMB 7.3141 and US $1.00 to RMB 6.8542, respectively.  Since January 2009, the exchange rate has been stable, and was approximately at US $1.00 to RMB 6.84.  There can be no assurance that the exchange rate will remain stable.

Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term.  Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.  Our financial condition and results of operations may also be affected by changes in the value of certain currencies other than the Renminbi in which its earnings and obligations are denominated.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations.  To date, we have not entered into any hedging transactions.  While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all.  In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

Restrictions under PRC law on our PRC subsidiaries’ ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our business.

Substantially all of our sales are earned by our PRC subsidiaries.  However, PRC regulations restrict the ability of our PRC subsidiaries to make dividends and other payments to its offshore parent company.  PRC legal restrictions permit payments of dividends by our PRC subsidiaries only out of its accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations.  Our PRC subsidiaries are also required under PRC laws and regulations to allocate at least 10% of its annual after-tax profits determined in accordance with PRC generally accepted accounting principles to a statutory general reserve fund until the amounts in said fund reaches 50% of our registered capital.  Allocations to these statutory reserve funds can only be used for specific purposes and are not transferable to us in the form of loans, advances, or cash dividends.  Any limitations on the ability of our PRC subsidiaries to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability, limit our ability to acquire PRC companies or to inject capital into PRC subsidiaries, limit our PRC subsidiaries' ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, SAFE issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents.  Internal implementing guidelines issued by SAFE, effective May 29, 2007 (known as Notice 106), expanded the reach of Circular 75 by (1) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire “control” over domestic companies or assets, even in the absence of legal ownership; (2) adding requirements relating to the source of the PRC resident’s funds used to establish or acquire the offshore entity; (3) covering the use of existing offshore entities for offshore financings; (4) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (5) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds.  Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings.  In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006.  This date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations.  Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions.  Any such failure could also result in the SPV’s affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

We have asked our shareholders, who are PRC residents as defined in Circular 75, to register with the relevant branch of SAFE as currently required in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiary.  However, we cannot provide any assurances that they can obtain the above SAFE registrations required by Circular 75 and Notice 106.  Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies.  For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 and Notice 106 by our PRC resident beneficial holders.

In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75 and Notice 106.  We also have little control over either our present or prospective direct or indirect shareholders or the outcome of such registration procedures.  A failure by our PRC resident beneficial holders or future PRC resident shareholders to comply with Circular 75 and Notice 106, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

On August 8, 2006, the PRC Ministry of Commerce (“MOFCOM”), joined by the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission and SAFE, released a substantially amended version of the Provisions for Foreign Investors to Merge with or Acquire Domestic Enterprises (the “Revised M&A Regulations”), which took effect on September 8, 2006 and was further amended on June 22, 2009.  These new rules significantly revised China’s regulatory framework governing onshore-to-offshore restructurings and foreign acquisitions of domestic enterprises.  These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOFCOM as a key regulator for issues related to mergers and acquisitions in China and requiring MOFCOM approval of a broad range of merger, acquisition and investment transactions.  Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

Among other things, the revised M&A Regulations include new provisions that purport to require that an offshore special purpose vehicle, or SPV, formed for listing purposes and controlled directly or indirectly by PRC companies or individuals must obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange.  On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings.  However, the application of this PRC regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement.  Our PRC counsel, believes that it is uncertain whether the transaction is subject to CSRC’s approval, and in reality, many other similar companies have completed similar transactions like the share exchange contemplated under the Exchange Agreement without CSRC's approval and our PRC legal counsel is not aware of any situation in which the CSRC has imposed a punishment or penalty in connection with any such transactions.  However, if the CSRC or other PRC Government Agencies subsequently determine that CSRC approval is required for the share exchange and private placement contemplated under the Exchange Agreement, we may face material regulatory actions or other sanctions from the CSRC or other PRC Government Agencies.

If the CSRC or another PRC regulatory agency subsequently determines that CSRC approval was required for our restructuring, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies.  These regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock.

Also, if later the CSRC requires that we obtain its approval, we may be unable to obtain a waiver of the CSRC approval requirements, if and when procedures are established to obtain such a waiver.  Any uncertainties and/or negative publicity regarding this CSRC approval requirement could have a material adverse effect on the trading price of our common stock.

Under the New Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China.  Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders.

China passed a new Enterprise Income Tax Law, or the EIT Law, and its implementing rules, both of which became effective on January 1, 2008. Under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes.  The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

On April 22, 2009, the State Administration of Taxation issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, further interpreting the application of the EIT Law and its implementation against non-Chinese enterprise or group controlled offshore entities. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate chops, board and shareholder minutes are kept in China; and (iv) at least half of its directors with voting rights or senior management often resident in China.  A resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and its non-PRC shareholders would be subject to a withholding tax at a rate of 10% when dividends are paid to such non-PRC shareholders.  However, it remains unclear as to whether the Notice is applicable to an offshore enterprise incorporated by a Chinese natural person.  Nor are detailed measures on enforcement of PRC tax against non-domestically incorporated resident enterprises are available.  Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

We may be deemed to be a resident enterprise by Chinese tax authorities.  If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow.  First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations.  In our case, this would mean that income such as interest on financing proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%.  Second, although under the EIT Law and its implementing rules dividends paid to us from our PRC subsidiary would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes.  Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC shareholders and with respect to gains derived by our non-PRC shareholders from transferring our shares.  We are actively monitoring the possibility of “resident enterprise” treatment for the 2010 tax year and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.

If we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both the U.S. and China, and our PRC tax may not be creditable against our U.S. tax.

We face uncertainty from China’s Circular on Strengthening the Administration of Enterprise Income Tax on NonResident Enterprises' Share Transfer, or Circular 698, that was released in December 2009 with retroactive effect from January 1, 2008.

The Chinese State Administration of Taxation, or SAT, released a circular on December 15, 2009 that addresses the transfer of shares by nonresident companies, generally referred to as Circular 698.  Circular 698, which is effective retroactively to January 1, 2008, may have a significant impact on many companies that use offshore holding companies to invest in China.  Circular 698, which provides parties with a short period of time to comply with its requirements, indirectly taxes foreign companies on gains derived from the indirect sale of a Chinese company.  Where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise by selling the shares in an offshore holding company, and the latter is located in a country or jurisdiction where the effective tax burden is less than 12.5% or where the offshore income of his, her, or its residents is not taxable, the foreign investor is required to provide the tax authority in charge of that Chinese resident enterprise with the relevant information within 30 days of the transfers.  Moreover, where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise through an abuse of form of organization and there are no reasonable commercial purposes such that the corporate income tax liability is avoided, the PRC tax authority will have the power to re-assess the nature of the equity transfer in accordance with PRC’s “substance-over-form” principle and deny the existence of the offshore holding company that is used for tax planning purposes.  There is uncertainty as to the application of Circular 698.  For example, while the term “indirectly transfer” is not defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with China.  It is also unclear, in the event that an offshore holding company is treated as a domestically incorporated resident enterprise, whether Circular 698 would still be applicable to transfer of shares in such offshore holding company.  Moreover, the relevant authority has not yet promulgated any formal provisions or formally declared or stated how to calculate the effective tax in the country or jurisdiction and to what extent and the process of the disclosure to the tax authority in charge of that Chinese resident enterprise.  In addition, there are not any formal declarations with regard to how to decide “abuse of form of organization” and “reasonable commercial purpose,” which can be utilized by us to balance if our Company complies with the Circular 698.  If Circular 698 is determined to be applicable to us based on the facts and circumstances around such share transfers, we may become at risk of being taxed under Circular 698 and we may be required to expend valuable resources to comply with Circular 698 or to establish that we should not be taxed under Circular 698, which could have a material adverse effect on our financial condition and results of operations.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption laws, and any determination that we violated these laws could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute, for the purpose of obtaining or retaining business.  We have operations, agreements with third parties, and make most of our sales in China.  The PRC also strictly prohibits bribery of government officials.  Our activities in China may create the risk of unauthorized payments or offers of payments by the employees, consultants, sales agents, or distributors of our Company, even though they may not always be subject to our control.  It is our policy to implement safeguards to discourage these practices by our employees.  However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents, or distributors of our Company may engage in conduct for which we might be held responsible.  Violations of the FCPA or Chinese anti-corruption laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition.  In addition, the U.S. government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

RISKS RELATED TO THE MARKET FOR OUR STOCK

The market price of our common stock can become volatile, leading to the possibility of its value being depressed at a time when you may want to sell your holdings.

The market price of our common stock can become volatile.  Numerous factors, many of which are beyond our control, may cause the market price of our common stock to fluctuate significantly.  These factors include, but are not limited to:

•	our earnings releases, actual or anticipated changes in our earnings, fluctuations in our operating results or our failure to meet the expectations of financial market analysts and investors;
•	changes in financial estimates by us or by any securities analysts who might cover our stock;
•	speculation about our business in the press or the investment community;
•	significant developments relating to our relationships with our customers or suppliers;
•	stock market price and volume fluctuations of other publicly traded companies and, in particular, those that are in our industry;
•	customer demand for our products;
•	investor perceptions of our industry in general and us in particular;
•	the operating and stock performance of comparable companies;
•	general economic conditions and trends;
•	announcements by us or our competitors of new products, significant acquisitions, strategic partnerships or divestitures;
•	changes in accounting standards, policies, guidance, interpretation or principles;
•	loss of external funding sources;
•	sales of our common stock, including sales by our directors, officers or significant shareholders; and
•	additions or departures of key personnel.

Securities class action litigation is often instituted against companies following periods of volatility in their stock price.  Should this type of litigation be instituted against us, it could result in substantial costs to us and divert our management’s attention and resources.

Moreover, securities markets may from time to time experience significant price and volume fluctuations for reasons unrelated to the operating performance of particular companies.  These market fluctuations may adversely affect the price of our common stock at a time when you may want to sell your interest in us.

We do not intend to pay dividends on shares of our common stock for the foreseeable future.

We have never declared or paid any cash dividends on shares of our common stock.  We intend to retain any future earnings to fund the operation and expansion of our business and, therefore, we do not anticipate paying cash dividends on shares of our common stock in the foreseeable future.

Our common stock is illiquid and this low trading volume may adversely affect the price of our common stock.

Our common stock is quoted on the OTCBB.  The trading market in our common stock is illiquid.  Our limited trading volume will subject our shares of common stock to greater price volatility and may make it difficult for you to sell your shares of common stock.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions.  If our common stock becomes a “penny stock,” we may become subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule.  This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses).  For transactions covered by the Penny Stock Rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale.  As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

Certain provisions of our Certificate of Incorporation may make it more difficult for a third party to effect a change-of-control.

Our Certificate of Incorporation authorizes our Board of Directors to issue up to 10,000,000 undesignated shares.  The undesignated shares may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors without further action by the shareholders.  These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions.  The issuance of any undesignated shares could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock.  In addition, specific rights granted to future holders of undesignated shares could be used to restrict our ability to merge with, or sell assets to, a third party.  The ability of our Board of Directors to issue undesignated shares could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our shareholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

Management's Discussion And Analysis Of Financial Condition And Results Of Operations.

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes and other financial information appearing elsewhere in this report.  In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs.  Our actual results could differ materially from this discussed in the forward-looking statements.  Readers are also urged to carefully review and consider the various disclosures made by us which attempt to advise interested parties of the factors which affect our business, including without limitation, the disclosures made under “Risk Factors.”  In addition, Mr. Ang is referred to as Mr. Hong Jiang Han in our financial statements.  The name Hong Jiang Han is Mr. Ang's Mandarin name spelled in English.

Overview

We are one of the largest synthetic polyurethane leather (PU leather) manufacturers for the shoe industry in Fujian Province, China.  Our primary business is the design, manufacturing and sale of PU leather for the shoe manufacturing industry in China.  In addition, we manufacture flip-flops and slippers (footwear) for sale in China and abroad.  During 2009, our total sales was $15,210,827 for PU leather and $6,012,252 for footwear.  Our sales of footwear accounted for 28% of total revenues, consisting of 5% of total revenues related to domestic footwear sales and 23% of total revenues related to the overseas market, primarily South Africa.

We generate revenues from a share of revenues generated by the sales from our two segments: the PU leather segment and footwear segment.  Approximately, 70.3% of our total revenues were generated sales in our PU leather segment during the nine months ended September 30, 2010 compared to 69.9% during the nine months ended September 30, 2009.  Our principal cost of revenue is raw material used in connection with the manufacturing of our products.  Our primary operating expenses are for general and administrative expenses which include salaries and depreciation expense.  We have one distributor who represents 19%, 26%, and 40% of our revenues for the nine months ended September 30, 2010 and years ended December 31, 2009 and 2008.  We have one distributor who represents 75%, 88%, and 58% of our trade receivables as of September 30, 2010, December 31, 2009 and 2008.  Our financial statements reflect that management has determined that no allowances for sales return or doubtful accounts was necessary.  Therefore, any delay or failure to collect on the trade receivables, and or substantial increase in sales return will adversely affect our results of operations.

Recent Developments

As of January 17, 2011, we have taken the following actions in connection with the construction of our two proposed plants:

On January 17, 2011, we agreed to the assignment of the receivable from Shishi Changsheng to Mr. Ang, our director, executive officer and majority shareholder, and then from Mr. Ang to HK Weituo.  The assignment was in consideration of an option agreement for HK Weituo to purchase Fujian Feiying Plastic Co., Ltd. (“FFP”).

At December 31, 2008 and 2009, and September 30, 2010, we had a receivable from Fujian Feiying Plastic Co., Ltd. (“FFP”) of $0, $255,953, and $578,011, respectively from cash flows transferred between us and FFP.  FFP is a China WFOE 100% owned by Mr. Ang, our director, executive officer and majority shareholder.  FFP was incorporated on June 24, 2008 for the purpose of building a second factory for the production of PU leather in Fujian.  Cash is being transferred between the two companies for cash flow purposes without a formal note or interest payments on the amounts loaned.  The construction of the new plant has not started yet while FFP secures the land use rights from the Chinese government.  As of January 15, 2011, we had a payable to FFP for $125,994.

Feiying Industrial Co., Ltd. (“San Ming”) is a China WFOE 100% owned by Mr. Ang, our director, president and majority shareholder.  San Ming was incorporated on July 20, 2010 for the purpose of building a third factory for the production of PU leather in San Ming city.  Cash is being transferred between the two companies for cash flow purposes without a formal note or interest payments on the amounts loaned. Construction on the new plant facility began in June 2010.  As of January 15, 2011, we had a receivable from San Ming for $83,490 from cash flows transferred between San Ming and us as interest free loans.  On January 17, 2011, HK Weituo, Mr. Ang, and San Ming entered into a call option agreement (San Ming Agreement) whereby HK Weituo has the right to purchase San Ming from Mr. Ang for 90% of the net tangible asset value of San Ming.  The net tangible asset value will be determined by an independent third-party appraiser.  The San Ming Agreement will expire January 17, 2012. In consideration of the San Ming Agreement, $83,490 owed to us from San Ming was assigned to HK Weituo with our agreement.  The consideration will be applied towards the purchase price if the San Ming Agreement is exercised.  The San Ming Agreement also stipulates that we and San Ming are separate entities and that there are not any guarantees or commitments for us to perform or be liable for any of the debts or commitments of San Ming or Mr. Ang as the owner of San Ming.

FFP and San Ming will be consolidated with our financial statements in accordance with U.S.  generally accepted accounting principles as Variable Interest Entities due to the relationship with Mr. Ang.

Short-Term Strategic Plan.  Subject to the availability of funds for the remainder of the fiscal year we intend to maintain our present product structure and to develop our proposed new plants through FFP and San Ming.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of results of operations and financial condition are based upon our financial statements.  These statements have been prepared in accordance with accounting principles generally accepted in the United States of America.  These principles require management to make certain estimates and assumptions that affect amounts reported and disclosed in the financial statements and related notes.  See Note 2 to our financial statements, “Summary of Significant Accounting Policies.”  We believe that the following paragraphs reflect our most critical accounting policies that currently affect our financial condition and results of operations.

Inventories.  Inventories consisting of finished goods, materials on hand, packaging materials and raw materials are stated at the lower of cost or market value.  The value of finished goods is comprised of direct materials, direct labor and an appropriate proportion of overhead.  Cost is determined using the first-in-first-out (FIFO) method.  We continually evaluate the composition of our inventories assessing the turnover of our products.  Adjustments to reduce the cost of inventory to its net realizable value, if required, are made for estimated excess or obsolescence and are charged to cost of revenues.

Land Use Rights.  Under PRC law, all land in the PRC is owned by the government and cannot be sold to an individual or company.  The government grants individuals and companies the right to use parcels of land for specified periods of time.  These land use rights are sometimes referred to informally as “ownership.”  Land use rights are stated at cost less accumulated amortization. Amortization is provided over the term of the land use rights, using the straight-line method.

Plant and Equipment.  Plant and equipment are carried at cost less accumulated depreciation.  Depreciation is provided over the assets’ estimated useful lives using the straight-line method.  The estimated useful lives as follows:

Estimated
Useful Life
Machinery and Equipment	10-20 years
Building and improvements	30-40 years
Transportation Equipment	5 years
Office equipment	5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the account and any gain or loss is included in the statement of income for that period.  The cost of maintenance and repairs is charged to income as incurred, whereas material renewals and betterments are capitalized.

Accounting for the Impairment of Long-Lived Assets.  The long-lived assets held and used by us are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable.  It is possible that these assets could become impaired as a result of technology or other industry changes.  The recoverability value of an asset to be held and used is determined by comparing the carrying amount of such asset against the future net undiscounted cash flows to be generated by the asset.  Our principal long-lived assets are our property, plant and equipment assets.

We must make various assumptions and estimates regarding estimated future cash flows and other factors in determining the fair values of the respective assets.  We use set criteria that are reviewed and approved by various levels of management, and estimate the fair value of our reporting units by using undiscounted cash flow analyses.  If these estimates or their related assumptions change in the future, we may be required to record impairment charges for the underlying assets at such time.  Any such resulting impairment charges could be material to our results of operations.

If the value of such an asset is determined to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or the fair value, less disposition costs.

Competitive pricing pressure and changes in interest rates could materially and adversely affect our estimates of future net cash flows to be generated by our long-lived assets, and thus could result in future impairment losses.

Revenue Recognition.  Our revenue is derived from the sales price of goods sold.  We recognize revenue for goods sold when they are delivered to the customer.  Management has not made an allowance for estimated sales returns because they are considered immaterial when viewed in light of our overall revenue and historical experience.

Results of Operations

	Nine Months Ended September 30 Unaudited				Year Ended December 31
	2010	%	2009	%	2009	%	2008	%
REVENUES	23,462,790	100.0	15,274,726	100.0	21,223,079	100.0	18,971,048	100.0
COST OF REVENUES	17,897,594	76.3	12,332,716	80.7	16,490,716	77.7	15,892,604	83.8
GROSS PROFIT	5,565,196	23.7	2,942,010	19.3	4,732,363	22.3	3,078,444	16.2
OPERATING EXPENSES
Selling	421,386	1.8	249,703	1.6	348,500	1.6	282,135	1.5
General and administrative	522,908	2.2	370,524	2.4	614,992	2.9	551,094	2.9
TOTAL OPERATING EXPENSES	944,294	4.0	619,957	4.1	963,492	4.5	833,229	4.4
INCOME FROM OPERATIONS	4,620,902	19.7	2,322,053	15.2	3,768,871	17.8	2,245,215	11.8
Other income (expense)	(417,399)	-1.8	(229,668)	-1.5	(267,919)	-1.3	(393,354)	-2.1
INCOME BEFORE PROVISION FOR INCOME TAXES	4,203,503	17.9	2,092,385	13.7	3,500,952	16.5	1,851,861	9.8
Income tax expense	536,102	2.3	261,551	1.7	453,703	2.1	244,425	1.3
NET INCOME	3,667,401	15.6	1,830,834	12.0	3,047,249	14.4	1,607,436	8.5

For the nine months ended September 30, 2010 and 2009

Revenues

Revenues were $23,462,790 and $15,274,726 for the nine months ended September 30, 2010 and 2009, respectively.  Revenues increased by $8,188,064, or 53.6%, for the nine months ended September 30, 2010, compared to the same period in 2009.  The increase in revenue was due to an increase in new customers experience by our distributors, especially during the quarter ended September 30, 2010.

Revenues for PU leather and footwear were $16,492,775 and $6,970,015, respectively, for the nine months ended September 30, 2010, compare to $10,671,904 and $4,602,822, respectively for the nine months ended September 30, 2009.

Cost of Revenue

Cost of revenue includes our costs of raw materials and salaries of workers.  Cost of revenue was $17,897,594 and $12,332,716 for the nine months ended September 30, 2010 and 2009, respectively.  Cost of revenue for the nine months ended September 30, 2010 increased by $5,564,878, or by 45.1% compared to the same period in 2009.  The increase in cost of revenue was primarily attributable to the increase in the purchase of materials due to the increase in sales.  Stated as a percentage of revenues, cost of revenue for the nine months ended September 30, 2010, was 76.3% and for the corresponding period of 2009 was 80.7%.

Costs for PU leather and footwear were $13,701,047 and $4,196,547, respectively, for the nine months ended September 30, 2010, compare to $8,085,902 and $4,246,814, respectively for the nine months ended September 30, 2009.  During 2009, we refurbished our equipment to make them more efficient which led to an increase in net margin during the nine months ended September 30, 2010.

Operating Expenses

General and Administrative.  General and administrative expenses include payroll and related employee benefits, and other headcount-related costs associated with finance, facilities, legal and other administrative expenses.  General and administrative expenses were $522,908 and $370,254 for the nine months ended September 30, 2010 and 2009, respectively.  The $152,654 or 41.2% increase in general and administrative expense was primarily attributable to an increase in amortization of land use rights and auto expenses.

Selling Expenses.  Sales and marketing expenses include payroll, employee benefits, and other headcount-related costs associated with sales and marketing personnel and travel, advertising, promotions, trade shows, seminars, and other programs.  Sales and marketing expenses were $421,386 and $249,703 for the nine months ended September 30, 2010 and 2009, respectively.  The $171,683 or 68.8% increase in sales and marketing expense was due to increased activities in direct sales and marketing.

Other Income (Expense).  Net other expense was $417,399 and $229,668 for the nine months ended September 30, 2010 and 2009, respectively.  The increase in other expense was primarily attributable to an increase in interest expense due to the increase of bank borrowings.

Net Income

Our net income was $3,667,401 and $1,830,834 for the nine months ended September 30, 2010 and 2009, respectively, an increase of $1,836,567 or 100%.  The increase in net income was due primarily to an increase in revenues.

For the fiscal year ended December 31, 2009 and 2008

Revenues

Revenues were $21,223,079 and $18,971,048 for the years ended December 31, 2009 and 2008, respectively.  Revenues increased by $2,252,031, or 11.9%, in the year ended December 31, 2009 compared to the same period in 2008.  The increase was due to increase in generation of contracts with new customers by distributors.

Revenues for PU leather and footwear were $15,210,827 and $6,012,252, respectively, for the year ended December 31, 2009, compare to $10,875,283 and $8,095,765, respectively for the year ended December 31, 2008.

Cost of Revenue

Cost of revenue includes our costs of raw materials and salary of worker.  Cost of revenue was $16,490,716 and $15,892,604 for the years ended December 31, 2009 and 2008, respectively.  Cost of revenue for the year of 2009 increased by $598,112, or by 3.7%.  The increase in cost of revenue from 2008 to 2009 was primarily attributable to the increase in purchase of raw materials and salary for workers.  Stated as a percentage of revenues, cost of revenue for the year ending December 31, 2009, was 77.7% and for the corresponding period of 2008 was 83.7%.  Cost of revenue decreased for the year ended December 31, 2009 due to the improvement in our equipment efficiency as a result of a refurbishment program in 2008.  In addition, salaries remained relatively the same in 2009 even though revenues increased.

Costs for PU leather and footwear were $11,031,666 and $5,459,050, respectively, for the years ended December 31, 2009, compare to $8,648,030 and $7,244,574, respectively for the year ended December 31, 2008.

Operating Expenses

General and Administrative.  General and administrative expenses include payroll and related employee benefits, and other headcount-related costs associated with finance, facilities, legal and other administrative expenses. General and administrative expenses were $614,992 and $551,094 for the years ended December 31, 2009 and 2008, respectively. The $63,898, or 11.6% increase in general and administrative expense was primarily attributable to increases  in amortization of land use rights and in auto expenses.

Selling Expenses.  Selling expenses include payroll, employee benefits, and other headcount-related costs associated with sales and marketing personnel and travel, advertising, promotions, trade shows, seminars, and other programs.  Selling expenses were $348,500 and $282,135 for the years ended December 31, 2009 and 2008, respectively. The $66,365, or a 23.5% increase in selling expense was due to an increase in sales activity outside of China which led to an increase in shipping costs.

Other Income (Expense).  Net other expense was $267,919 and $393,354 for the years ended December 31, 2009 and 2008, respectively.  The decrease in other expense was attributable to a decrease in foreign exchange loss in 2009 compared to 2008.

Net Income

Our net income was $3,047,249 and $1,607,436 for the years ended December 31, 2009 and 2008, respectively, an increase of $1,439,813 or 89.6%.  The increase in net income from 2008 to 2009 was due primarily to increase in revenues.

Liquidity and Capital Resources

We had retained earnings of $8,471,813, $4,804,412 and $1,757,163, as of September 30, 2010, December 31, 2009, and December 31, 2008, respectively.  As of September 30, 2010, we had cash and restricted cash of $1,889,678 and total current assets of $19,904,992.  As of September 30, 2010, we had accounts receivable and related party receivables of $13,052,373, which representing 65.6% of our total current assets, compared to $1,324,873, representing 14.8% of total current assets as of December 31, 2009.  Our accounts receivable at September 30, 2010 increased from December 31, 2009 primarily due to sales to a new customer obtained by one of our distributors toward the end of the third quarter 2010.  As a result, our accounts receivable increased as a result of sales to this new customer.  Subsequent to the quarter ended September 30, 2010, the distributor’s customer paid approximately one-half the accounts receivable.  We do not believe that we will have problems collecting on this receivable.

Total liabilities as of September 30, 2010 was $16,364,935, compared to total liabilities of $10,322,702 as of December 31, 2009.  This increase is attributable to primarily to an increase in short-term loans and notes payable related to an increase in account receivables and related party receivables.  As of September 30, 2010, we had working capital of $3,540,057 and a negative working capital of $1,354,478 as of December 31, 2009.  We believe our cash and accounts receivable are adequate to satisfy our working capital needs and sustain our ongoing operations for the remainder of our fiscal year.

However, even if our cash reserves are sufficient to sustain operations, we must raise additional capital by the sale of our securities in order to implement our strategic growth plans which include the construction of a base cloth production plant.  Estimated total cost is approximately $15.18 million which includes $6.07 million for civil engineering facilities including infrastructural facilities, such as factory building and roads; $6.07 million for machinery including three wet process production lines, two dry process production lines and one set of recycling equipment; and $3.04 million for working capital for our normal production and operation.

We have had preliminary discussions for additional investments by existing and prospective investors but we have no funding commitments in place at this time and we can give no assurance that such capital will be available on favorable terms, or at all.  Even if we are successful in raising additional funds, there is no assurance regarding the terms of any additional investment and any such investment or other strategic alternative would likely substantially dilute or eliminate the interests of our shareholders.

Below is a summary of our cash flow:

Net Cash Provided by Operating Activities.  For the nine months ended September 30, 2010, net cash used in operating activities was $1,489,002 compared to net cash provided by operating activities of $924,760 for the year ended December 31, 2009.  The net cash used in operating activities for the nine months end September 30, 2010 primarily related to an increase in accounts receivables.

New Cash Used in Investing Activities.  For the nine months ended September 30, 2010, net cash used in investing activities was $189,178 compared to net cash used in investing activities of $749,367 for the year ended December 31, 2009.  The decrease in net cash used in investing activities for the nine months end September 30, 2010 primarily related to purchases of plant and equipment.

Net Cash Provided by Financing Activities.  For the nine months ended September 30, 2010, net cash provided by financing activities was $260,977 compared to net cash provided by financing activities of $980,212 for the year ended December 31, 2009.  The net cash provided by financing activities consisted primarily of net proceeds from the issuance or payment of short-term borrowings and related party payments.

Off-Balance Sheet Arrangements

We are subject to the following collateralized loan contracts and guarantee obligations:

(1) We entered into three collateralized loan contracts with the Shishi Branch of the Industrial and Commercial Bank of China under which the sum amounting to $2.51 million (RMB $16.55 million) falls within the pledge scope of the Maximum Mortgage Contract.  Under said Maximum Mortgage Contract, our loans are secured by our buildings and land use rights related thereto.

(2) We also entered into two collateralized loan contracts with the Shishi Branch of China Construction Bank, the sum amounting to $4.5 million (RMB $30 million), each loan under which falls into the pledge scope of the Maximum Guaranty Contract and the Maximum Mortgage Contract.  Under the Maximum Guaranty Contract, the loans are jointly and severally guaranteed by Shishi Lixiang Food Co., Ltd., an unaffiliated company, and the loans are also secured by our buildings and land use rights thereto.

(3) We entered into a loan contract of $4.5 million (RMB $30 million) with Fuzhou Branch of Pudong Development Bank, under which the loan is jointly and severally guaranteed by Shishi Lixiang Food Co., Ltd.

(4) Shishi Lixiang Food Co., Ltd. provides a guarantee with joint and several liability for a loan to us under a Credit Agreement for no more than $1.06 million (RMB 7 million) entered into between Shishi Branch of China Merchants Bank and us.

(5) We have guaranteed a loan not to exceed $3.04 million (RMB 20 million) that Shishi Lixiang Food Co., Ltd. will borrow from Shishi Branch of Agricultural Bank of China under the Maximum Guaranty Contract.

(6) On February 2, 2010, we entered into two guarantee agreements pursuant to which we agreed to act as a guarantor for Nixiang Food, Ltd., an unrelated party, for bank loans for $6.2 million (RMB 40.1 million) and $6.5 million (RMB 42.1 million) respectively.  The guarantee was part of a cross agreement whereby Nixiang Food, Ltd. also guaranteed $10.22 million (RMB 67.3 million) of our debt from the same lender.  As of September 30, 2010, there was $4.44 million (RMB 28.88 million) and $2.47 million (RMB 16.03 million) outstanding.

Directors, Executive Officers And Corporate Governance

The following table and text set forth the names and ages of our current and proposed directors and executive officers.  All of the directors will serve until the next annual meeting of shareholders for the class of directors coming up for election and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal.  There was no arrangement or understanding between any executive officer or director and any other person pursuant to which any person was elected as an executive officer or director.  There are no family relationships among directors and executive officers.

None of our directors are deemed “independent” under the independence standards adopted by the Nasdaq Capital Market. The board of directors in the future intends to seek independent directors.  Also provided herein are brief descriptions of the business experience of each director and executive officer during the past ten years.  No proposed officer or directors serves as a director of another company subject to the reporting requirements under United States Federal securities laws.

Name	Age	Position
Ang Kang Han	49	Chairman of the Board and President
Huang Jin Bei	36	Chief Financial Officer and Vice President
Wu Li Cong	46	Chief Operating Officer
Wu Hong Wei	33	Secretary
R.C. Cunningham II		Director

Ang Kang Han, President and Director.  After service in the  military, Mr. Ang held the position of management from 1979 to 1984 at Quanzhou Shuangyang Farming which was owned by the government.  During this period, he was in charge of sales and distribution management, which led to long-term relationships with potential customers and distributors.  Mr. Ang established his own business in the area of Chemistry Trade Company in 1985 and gathered enough domestic and international trade knowledge.  In 1997, he built the production-manufacturing company Shishi Changsheng Shoes Industry Co. which was in the business of producing and selling PVC sandals to exploit the international market. In 2003, Mr. Ang established Shishi Feiying Plastic Co.  Mr. Ang is also known as Hong Jiang Han which is Mr. Ang’s Mandarin name spelled in English.

Huang Jin Bei, Vice President, CFO and Director.  After graduated from high school, Mr. Huang worked as warehouse staff, cashier and finally factory director at Shishi Longshan Plastic Co., from 1993 to 1997.  After that, he held the position of vice manager of Shishi Changsheng Shoes Industry Co. from 1997 to 2005, where he was in charge of day to day management of the company.  Since 2006, Mr. Huang has served as our Vice General Manager.  During the nearly 20 years working experience in PU industry, from lowest position to vice general manager, Mr. Huang has accumulated managerial and marketing experience in production manufacturing.

Wu Li Cong, Chief Operating Officer.  After graduation from Quanzhou Normal college, Ms. Wu established Longshan Plastic Co. in 1994 and obtained managerial experience.  Later, Ms. Wu was involved with Shishi Changsheng Shoes Industry, Ltd. and took the position of general manager.  Ms. Wu was in charge of the research and development of slippers and help Mr. Ang to exploit the international markets.  She was appointed as executive director at Shishi Feiying Plastic Co., in 2004.

Wu Hong Wei, Director.  Mr. Wu majored in accounting and financing graduating from Leeds University England.  He is familiar with domestic and international capital markets.  He is now in investment and financing business and has been serving as a director in High reputation Assets Management since April 2010.

R.C. Cunningham II.  Mr. Cunningham is our director and former chairman of the board and president.  He served as our chairman of the board and president from June 1988 to February 2011. From 1965 to 1986, Mr. Cunningham was in the construction business as CEO and owner of Rayco Construction Company.  Mr. Cunningham continues to serve as president of Midwest Property Management and Service Co., Inc., a company involved in real estate property management.  It is anticipated that Mr. Cunningham will resign upon the effective appointment of Huang Jin Bei and Wu Hong Wei as directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past ten  years, none of our directors or executive officers were involved in any of the following: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Audit Committee

Although we have an audit committee charter, we have not appointed anyone to the audit committee.  Our board of directors will serve the function of the audit committee.  The board of directors in the future intends to establish an audit committee.

Compensation Committee and Governance and Nomination Committee

Although we have a compensation committee and governance committee charters, we have not established a compensation committee or a governance and nomination committee.  The board of directors currently serves these functions.  The board of directors will consider establishing these committees in the future.

Compliance with Section 16(a) of the Exchange Act

Because we have not registered a class of securities under Section 12 of the Securities Exchange Act, our officers and directors are not subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

Code of Conduct and Ethics

We have adopted a Code of Conduct for our CEO and Senior Financial Officers.

Executive Compensation

Summary Compensation Table

The following table sets forth the information, on an accrual basis, with respect to the compensation of our executive officers for the fiscal years ended December 31, 2009 and December 31, 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Ann Kang Han	2009	$36,000	-	-	-	-	-	-	$36,000
	2008	$36,000							$36,000
Huang Jinbei	2009	$10,000							$10,000
	2008	$10,000							$10,000
Wu Lin Cong	2009	$36,000							$36,000
	2008	$36,000							$36,000
Wu Hongwei	2009	$0							$0
	2008	$0							$0
R.C. Cunningham, II*	2009	$0							$0
	2008	$0							$0

*Mr. Cunningham will resign as director and officer in February 2011 in connection with share exchange.

Options/SAR Grants

During the last fiscal year, we not have granted any stock options or Stock Appreciation Rights (“SARS”) to any executive officers or other individuals.

Aggregated Option/SAR Exercised and Fiscal Year-End Option/SAR Value Table

Neither our executive officers nor the other individuals listed in the tables above, exercised options or SARs during the last fiscal year.

Stock Option Plan

We have adopted a stock option plan entitled the 1995 Plan that reserves 2,000,000 shares common stock for issuance upon the exercise of options.  No options have been issued under the 1995 Plan.

Long-Term Incentive Plans

No Long Term Incentive awards were granted in the last fiscal year.

Defined Benefit or Actuarial Plan Disclosure

As required by Chinese law, our Chinese subsidiaries contribute 10% of an individual employee’s monthly salary to pension insurance.

Compensation of Directors

At this time, our directors are not compensated for serving as such.  In the future, we may consider compensating our directors for their services.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

None of our officers or employees is under an employment contract or has contractual rights triggered by a change in control of the company.

Indebtedness of Management

As discussed in Footnote 10 to our Notes to Financial Statements, all indebtedness owed to us by Mr. Ang was paid off on December 31, 2010.  There are no amounts due to us by our executive officer, and directors.

Compensation Committee Interlocks and Insider Participation

We have not established a Compensation Committee and our board of directors will serve this function.  No interlocking relationship exists between our board of directors and the board of directors or compensation committee of any other entity.

Security Ownership of Certain Beneficial Owners and Management

As used in this section, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose of or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, subject to community property laws where applicable.  As of February 14, 2011 we had a total of 14,632,553 shares of common stock and 19,200 shares of Series A Preferred Stock outstanding.  Holders of Series A Preferred Stock vote with the holders of common stock on all matters on an as-converted to common stock basis, based on an assumed post 1-for-18.29069125 reverse split (to retroactively take into account the Reverse Split).

The following table sets forth, as of  February 14, 2011: (a) the names and addresses of each beneficial owner of more than five percent of our Common Stock known to us, the number of shares of common stock beneficially owned by each such person, and the percent of our Common Stock and Series A Preferred Stock so owned; and (b) the names and addresses of each director and executive officer, the number of shares our common stock beneficially owned, and the percentage of our Common Stock so owned, by each such person, and by all of our directors and executive officers as a group.  Unless otherwise indicated, the business address of each of our directors and executive offices is Long Shan Development Area, Han Jiang Town, ShiShi City Fujian, PRC.  Each person has sole voting and investment power with respect to the shares of our common stock, except as otherwise indicated.  Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percentage of Series A Preferred Stock	Percentage of Common Stock	Percent of Combined Voting Power of Common Stock and Series A Preferred Stock(2)

Ang Kang Han, Chairman President(3)	Common Stock Series A Preferred Stock	-0- 16,608(4)	-0- 86.5%	-0- -0-	83.0%

Huang Jin Bei Vice President; Chief Financial Officer	Common Stock Series A Preferred Stock	-0- -0-	-0- -0-	-0- -0-	-0-

Wu Li Cong, Chief Operating Officer	Common Stock Series A Preferred Stock	-0- 16,608(5)	-0- 86.5	-0- -0-	83.0%

Wu Hong Wei, Secretary	Common Stock Series A Preferred Stock	-0- -0-	-0- -0-	-0- -0-	-0-

R.C. Cunningham, Director(3) 127 Northwest 62nd Street, Suite A Oklahoma City, OK	Common Stock Series A Preferred Stock	9,133,443 -0-	-0- -0-	62.4% -0-	2.5%

All Officers & Directors as a Group (5 people)	Common Stock Series A Preferred Stock	9,133,443 16,608	-0- 86.5%	62.4% -0-	85.5%

More than 5% Holders
China Changsheng Investment Limited(4)	Common Stock Series A Preferred Stock	-0- 15,648	-0- 81.5%	-0- -0-	78.2%
China Longshan Investment Limited(4)	Common Stock Series A Preferred Stock	-0- 960	-0- 5.0%	-0- -0-	4.8%
High -Reputation Assets Management Longshan Limited	Common Stock Series A Preferred Stock	-0- 960	-0- 5.0%	-0- -0-	4.8%

Footnotes
(1) As used in this section, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose of or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, subject to community property laws where applicable. Includes shares of common stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants and such are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group.

(2) Common Stock shares have one vote per share.  Excludes shares of Series A Preferred Stock which will automatically convert into shares of common stock on the basis of one share of Series A Preferred Stock for 1,000 shares of common stock upon the effectiveness of a planned 1-for-18.29069125 reverse split of our outstanding common stock.  Holders of Series A Preferred Stock vote with the holders of common stock on all matters on an as-converted to common stock basis, based on an assumed post 1-for-18.29069125 reverse split (to retroactively take into account the Reverse Split).  For example, assuming 100 shares of Series A Preferred Stock are issued and outstanding on the record date for any stockholder vote, such shares, voting in aggregate, would vote a total of 1,829,069 voting shares.

(3) Only Mr. Ang and Mr. Cunningham are directors of Sooner Holdings as of the date of this filing.  Messrs. Ang, Huang and Wu and Ms. Wu are also officers of Sooner Holdings.  It is anticipated that Mr. Huang and Wu will be elected as directors after Sooner Holdings files its Schedule 14f-1 with the SEC.  Concurrent with their election, Mr. Cunningham will resign as a director.

(4) Represents 16,608 shares of Series A Preferred Stock registered in the name of China Changsheng Investment Limited, and China Longshan Investment Limited.   The owners for each of these entities are nominees for Mr. Ang, our director, president and majority shareholder.  Accordingly, Mr. Ang ultimately holds voting and discretionary power as to these shares of Series A Preferred Stock.

(5) Ms. Wu is the spouse of Mr. Ang and may be deemed to a beneficial owners to shares held or attributed to Mr. Ang.

Certain Relationships and Related Transactions, and Director Independence

On February 2011, we issued 1,593,351 shares of common stock to Mr. R.C. Cunningham II, our former director, Chief Executive Officer, in exchange for the cancellation of indebtedness owed to him by us in the amount of $143,401.59.

As of December 31, 2009 and 2008, and September 30, 2010, we owed Mr. Ang Kang Han $379,299, $ 159,243 and $ 332,871, respectively.

At December 31, 2008 and 2009, and September 30, 2010, we had a receivable from Mr. Ang, our director, executive officer and majority shareholder, for approximately $295,239, $387,929, and $951,225, respectively.  We also had payable to Mr. Ang for $159,243, $379,299, and $332,871 as of December 31, 2008 and 2009, and September 30, 2010, respectively.  No note was signed by either parties and there is not a specific due date, and no interest is paid on the receivables or payables. Money is transferred between Mr. Ang and us mainly for cash flow purposes.  The amounts loaned and borrowed are short term in nature and the balances at both year-ends are considered at the fair market value of the amounts owed.  Mr. Ang repaid the entire outstanding balance of his receivable on December 31, 2010.  As of January 15, 2011, all amounts had been repaid by Mr. Ang, and the related party receivable and payable balance was zero.

At December 31, 2008 and 2009, and September 30, 2010, we had a payable to Shishi Changsheng for $122,121, $432,347, and receivable for $3,568,798, respectively.  Shishi Changsheng is 100% owned by Mr. Ang, our director, executive officer and majority shareholder.  Shishi Changsheng holds the land use rights for the land under the footwear factory.  Pursuant to a lease dated December 21, 2007 with Shishi Changsheng, we rent 3,914.18 meters of manufacturing space from Shishi Changsheng for an annual rent of $35,652 (RMB 234,851).  We pay Shishi Changsheng rent under a four year agreement, which expires on December 31, 2011.  For the years ended December 31, 2008 and 2009, and the nine months ended September 30, 2009 and 2010, we had  rental expense of approximately $34,000, $34,000, $26,000, and $26,000, respectively, in accordance with the rental agreement.  The receivable and payable is related to the payment of rent and transfers for cash flow purposes.  As of January 15, 2011, we had a receivable from Shishi Changsheng for $5,697,454.

On January 17, 2011, we agreed to the assignment of the receivable from Shishi Changsheng to Mr. Ang, our director, executive officer and majority shareholder, and then from Mr. Ang to HK Weituo.  The assignment was in consideration of an option agreement for HK Weituo to purchase FFP.

At December 31, 2008 and 2009, and September 30, 2010, we had a receivable from FFP of $0, $255,953, and $578,011, respectively.  FFP is a China WFOE 100% owned by Mr. Ang, our director, executive officer and majority shareholder.  FFP was incorporated on June 24, 2008 for the purpose of building a second factory for the production of PU leather in Fujian.  Cash is being transferred between the two companies for cash flow purposes without a formal note or interest payments on the amounts loaned.  The construction of the new plant has not started yet while FFP secures the land use rights from the Chinese government.  As of January 15, 2011, we had a payable to FFP for $125,994.

On January 17, 2011, FFP, Mr. Ang, and HK Weituo entered into a call option agreement (“FFP Agreement”) whereby HK Weituo has the right to purchase FFP from Mr. Ang for 90% of the net tangible asset value of FFP.  The net tangible asset value will be determined by an independent third-party appraiser.  The FFP Agreement will expire January 17, 2014.  In consideration of the FFP Agreement, the $5,697,454 owed to us from Shishi Changsheng was assigned to HK Weituo with our agreement.  The consideration will be applied towards the purchase price if the FFP Agreement is exercised.  The FFP Agreement also stipulates that FFP and we are separate entities and that there are not any guarantees or commitments for us to perform or be liable for any of the debts or commitments of FFP or Mr. Ang as the owner of FFP.

At September 30, 2010, we had a payable to Feiying Industrial Co., Ltd. (San Ming) of approximately $449,232.  San Ming is a China WFOE 100% owned by Mr. Ang.  San Ming was incorporated on July 20, 2010 for the purpose of building a third factory for the production of PU leather in San Ming city.  Cash is being transferred between the two companies for cash flow purposes without a formal note or interest payments on the amounts loaned.  Construction on the new plant facility began in June 2010.  As of January 15, 2011, we had a receivable from San Ming for $83,490.  On January 17, 2011, HK Weituo, Mr. Ang, and San Ming entered into a call option agreement (San Ming Agreement) whereby HK Weituo has the right to purchase San Ming from Mr. Ang for 90% of the net tangible asset value of San Ming.  The net tangible asset value will be determined by an independent third-party appraiser.  The San Ming Agreement will expire January 17, 2012.  In consideration of the San Ming Agreement, $83,490 owed to us from San Ming was assigned to HK Weituo with our agreement.  The consideration will be applied towards the purchase price if the San Ming Agreement is exercised.  The San Ming Agreement also stipulates that we and San Ming are separate entities and that there are not any guarantees or commitments for us to perform or be liable for any of the debts or commitments of San Ming or Mr. Ang as the owner of San Ming.

On December 24, 2007, we entered into a sales contract with Shishi Changsheng, pursuant to which we purchased certain equipment for a price of $354,759 (RMB 2,336,865).

On January 1, 2008, we entered into a trademark license contract with Shishi Changsheng.  Pursuant to the trademark license contract, Shishi Changsheng granted ShiShi Feiying the exclusive right to use the trademark “WINTOP” at an annual fee of $3,036 (RMB 20,000).

On April 24, 2008, we signed a lease contract with Fujian Shishi Rural Cooperative Bank, pursuant to which we rented a room owned by us to Fujian Shishi Rural Cooperative Bank.  The duration of lease is from May 1, 2008 to April 30, 2013, and the annual rent is $1,093 (RMB 7,200).  We own 1,850,000 shares of Fujian Shishi Rural Cooperative Bank as an investment.

Related Entities

China Changsheng Investment Limited. China Changsheng Investment Limited (“China Changsheng”) is our major shareholder which will own approximately 81.5% of our common stock on completion of the share exchange.  China Changsheng is held by Ms. Tsoi Sau Lun who holds the shares in trust for Mr. Ang, our director and president.

China Longshan Investment Limited.  China Longshan Investment Limited (“China Longshan”) is a shareholder which will own approximately 5% of our common stock.  China Longshan is held by Ms. Tsoi Sau Lun who holds the shares in trust for Mr. Ang, our director and president.

Joint Rise Investment Limited.  Joint Rise Investment Limited (“Joint Rise Investment”) is a shareholder which will own approximately 4.5% of our common stock.  Joint Rise Investment is owned by Mr. Lee Hon Wah.

W-Link Investment Limited.  W-Link Investment Limited. (“W-Link Investment”) is a shareholder which will own approximately 4.0% of our common stock.  W-Link Investment is owned by Mr. Li Chung Ying Peter.

High-Reputation Assets Management Longshan Limited.  High-Reputation Assets Management Longshan Limited. (“High-Reputation”) is a shareholder which will own approximately 5.0% of our common stock.  High Reputation is owned by Ms. LiLing,

Market Price of and Dividends on Our Common Equity and Related Stockholder Matters.

Market Information

Our common stock was quoted on the Pink Sheets until April 10, 2008 when it became eligible to be quoted on the OTC Bulletin Board under the symbol “SOON.”  The high and low bid information for the stock during the quarter ended December 31, 2010 and years ended September 30, 2010 and 2009 is set forth below.  The information was obtained from the OTC BB and Pink Sheets and reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:

Fiscal Year Ending September 30, 2011	High	Low
First Quarter	$0.10	$0.05

Fiscal Year Ended September 30, 2010	High	Low
First Quarter	$0.1	$0
Second Quarter	$0	$0
Third Quarter	$0	$0
Fourth Quarter	$0	$0

Fiscal Year Ended September 30, 2009	High	Low
First Quarter	$0.23	$0.04
Second Quarter	$0.12	$0.04
Third Quarter	$0.1	$0.04
Fourth Quarter	$0.28	$0.03

Shareholders

As of December 23, 2010, we had 569 shareholders of record and 12,688,016 shares issued and outstanding.  This does not include the holders whose shares are held in a depository trust in “street” name.  As of September 30, 2010, 1,896,139 shares (or approximately 11.2%) of the issued and outstanding stock were held by Depository Trust Company in “street name.”

Dividend Policy

We presently do not expect to declare or pay such dividends in the foreseeable future and expect to reinvest all undistributed earnings to expand our PRC operations, which the management would be most benefit our shareholder.  Undistributed earnings will be reinvested in our operations in PRC.  Payment of dividends to our shareholders would require payment of dividends by our PRC subsidiary to us.  PRC accounting standards and regulations currently permit payment of dividends only out of accumulated profits, a portion of which is required to be set aside for certain reserve funds.  Our inability to receive all of the revenues from our PRC subsidiary’s operations may provide an additional obstacle to our ability to pay dividends if we so decide in the future.  The declaration of dividends, if any, will be subject to the discretion of our board of directors, which may consider such factors as our results of operations, financial condition, capital needs and acquisition strategy, among others.  Please refer to the risk factors for a more detailed discussion on the limitations on the payment of dividends to us by our subsidiary.

Securities Authorized for Issuance under Equity Compensation Plans

We have no compensation plans under which equity securities are authorized for issuance.

Recent Sales Of Unregistered Securities

Reference is made to the disclosure set forth Item 3.02 of this report, which disclosure is incorporated by reference into this section.

Description Of Securities

We are authorized to issue up to 110,000,000 shares of capital stock consisting of 100,000,000 shares of common stock, par value $0.001 per share and 10,000,000 undesignated shares, par value  $0.001 per share.

Common Stock

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters.  Our bylaws provide that any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors.  Shareholders do not have pre-emptive rights to purchase shares in any future issuance of our common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors.  Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future.  Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary and other holdings and investments. In addition, our operating subsidiary in the PRC, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.  In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable.  To the extent that additional shares of our common stock are issued, the relative interests of existing shareholders will be diluted.

Undesignated Shares

We may issue up to 10,000,000 undesignated shares, par value of $0.001 in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, one or more classes or series of shares, the number of shares to be included in each class or series, fix the designation, powers, preferences and relative rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof.  Any undesignated share so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both.  Moreover, under certain circumstances, the issuance of undesignated shares or the existence of the un-issued undesignated shares might tend to discourage or render more difficult a merger or other change in control.

Series A Convertible Preferred Stock

In accordance with our Certificate of Incorporation, our Board of Directors unanimously approved the filing of a Certificate of Designation designating and authorizing the issuance of up to 19,200 shares of our Series A Preferred Stock.  The Certificate of Designation was filed on February 11, 2011.

Shares of Series A Preferred Stock will automatically convert into shares of common stock on the basis of one share of Series A Preferred Stock for 1,000 shares of common stock upon the effectiveness of a planned 1-for-18.29069125 reverse split (the “Reverse Split”) of our outstanding common stock.  Upon the Reverse Split, the 19,200 outstanding shares of Series A Preferred Stock will automatically convert into 19,200,000 shares of common stock, which pursuant to the Share Exchange Agreement, will constitute approximately 96% of our outstanding common stock subsequent to the Reverse Split.

Holders of Series A Preferred Stock vote with the holders of common stock on all matters on an as-converted to common stock basis, based on an assumed post 1-for-18.29069125 reverse split (to retroactively take into account the Reverse Split).  For example, assuming 100 shares of Series A Preferred Stock are issued and outstanding on the record date for any stockholder vote, such shares, voting in aggregate, would vote a total of 1,829,069 voting shares.

The holders of our Series A Preferred Stock are entitled to vote on all matters together with all other classes of stock.  Holders of Series A Preferred Stock have protective class voting veto rights on certain matters, such as increasing the authorized shares of Series A Preferred Stock and modifying the rights of Series A Preferred Stock.

Following the reverse acquisition as of February 14, 2011, we had 19,200 shares of Series A Preferred Stock outstanding.  Following the effectiveness of the Reverse Split and the conversion of the Series A Preferred Stock into common stock, there will be 20,000,000 shares of our common stock issued and outstanding.

Anti-takeover Effects of Our Certification of Incorporation and By-laws

Our Certificate of Incorporation and bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of us or changing its board of directors and management.  Our Certificate of Incorporation provides for the issuance of up to 10,000,000 undesignated shares.  In addition, our certificate of incorporation provides for a staggered board of directors.  The combination of the present ownership by a few shareholders of a significant portion of our issued and outstanding common stock, the ability of the board of directors to issue undesignated shares with rights, preferences and privileges as determined by the board of directors and that our board of directors provide for a staggered board, makes it more difficult for other shareholders to replace our board of directors or for a third party to obtain control of us by replacing its board of directors.

Anti-takeover Effects of Oklahoma Law

Business Combinations With Interested Shareholders

The provisions of Section 18-1090.3 of the Oklahoma General Corporations regarding business combinations with interested shareholders, prohibit a Oklahoma corporation from engaging in various “combination” transactions with any interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless the (i) prior to that time, the board of directors approved either the business combination or the transaction which resulted in the person becoming an interest shareholder; (ii) upon consummation of the transaction with resulted in the person becoming an interested shareholder, the interest shareholder owned at least eighty-five percent (85%) of the outstanding voting stock  or (ii) the business combination is approved by the board of directors and holders of at least sixty-five percent (65%) of the outstanding common stock excluding the interested shareholder.

A “business combination” is defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an “interested shareholder” having: (a) an aggregate market value equal to 10% or more of the aggregate market value of the assets of the corporation or (b) an aggregate market value equal to 10% or more of the aggregate market value of all outstanding shares of the corporation.

In general, an “interested shareholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock.  The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our shareholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 1145 to 1155, inclusive, of the Oklahoma General corporate statutes which apply to Oklahoma corporations, including Oklahoma shareholder with at least 100 shareholders, and (i) more than ten percent (10%) of its shareholders resident in Oklahoma, (ii)more than ten percent (10%) of its shares owned by Oklahoma residents, or (iii) ten thousand (10,000) shareholders resident in Oklahoma, and which conduct business directly or indirectly in Oklahoma, prohibit an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation's disinterested shareholders.  The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power.  Once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested shareholders restore the right.  These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other shareholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

Our Certificate of Incorporation state that we have elected not to be governed by the “control share” provisions, therefore, they currently do not apply to us.

Transfer Agent And Registrar

Our independent stock transfer agent is Securities Transfer Corporation.  Their mailing address is 2591 Dallas Parkway Suite 102, Frisco Texas 75034.

Indemnification Of Directors And Officers

Under Oklahoma corporation law, a corporation is authorized to indemnify officers, directors, employees and agents who are parties or threatened to be made parties to any civil, criminal, administrative or investigative suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of the corporation or are or were acting in the same capacity for another entity at the request of the corporation.  Such indemnification includes reasonable expenses (including attorneys' fees), judgments, fines and amounts paid in settlement if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

With respect to any criminal action or proceeding, these same indemnification authorizations apply if these persons had no reasonable cause to believe their conduct was unlawful.

In the case of any action by the corporation against such persons, the corporation is authorized to provide similar indemnification.  But, if any such persons should be adjudged to be liable for negligence or misconduct in the performance of duties to the corporation, the court conducting the proceeding must determine that such persons are nevertheless fairly and reasonably entitled to indemnification.

To the extent any such persons are successful on the merits in defense of any such action, suit or proceeding, Oklahoma law provides that they shall be indemnified against reasonable expenses, including attorney fees.  A corporation is authorized to advance anticipated expenses for such suits or proceedings upon an undertaking by the person to whom such advance is made to repay such advances if it is  ultimately determined that such person is not entitled to be indemnified by the corporation.

Indemnification and payment of expenses provided by Oklahoma law are not deemed exclusive of any other rights by which an officer, director, employee or agent may seek indemnification or payment of expenses or may be entitled to under any bylaw, agreement, or vote of stockholders or disinterested  directors.  In such regard, a Oklahoma corporation behalf of any person who is or was a director, officer, employee or agent of the corporation.

Our Certificate of Incorporation and Bylaws provide that we shall indemnify and advance expenses, and our board of directors is expressly authorized to indemnify any person, director, officer, employee or agent to the fullest extent allow under the Oklahoma General Corporation Act.  In addition, our Certificate of incorporation provides that none of our directors shall be personally liable to us or our shareholders for monetary damage for breach of fiduciary duty by such director as a director in accordance with Oklahoma law.  As a result of such corporation law, we may, at some future time, be legally obligated to pay judgments (including amounts paid in settlement) and expenses in regard to civil or criminal suits or proceedings brought against one or more of its officers, directors, employees or agents, as such.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing  provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange  Commission such indemnification  is against  public policy as expressed in the Securities Act and is, therefore, unenforceable.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding, which may result in a claim for such indemnification.

Item 3.02 Unregistered Sales Of Equity Securities

On February 14, 2011, pursuant to a Securities Exchange Agreement, we issued 19,200 shares of our Series A Preferred Stock.  Of these shares, 19,200 shares of Series A Preferred Stock were issued in the aggregate to China Changesheng Investment Limited, China Longshan Investment Limited, High-Reputation Assets Management Longshan Limited, Joint Rise Investment Limited and W-Link Investment Limited (collectively, the “Chinese Weituo Shareholders”), in exchange for all the outstanding shares of Chinese Weituo.  The number of our shares of Series A Preferred Stock issued to China Changesheng Investment Limited, China Longshan Investment Limited, High-Reputation Assets Management Longshan Limited, Joint Rise Investment Limited and W-Link Investment Limited was determined based on an arms-length negotiation.  The issuance of our shares to China Changesheng Investment Limited, China Longshan Investment Limited, High-Reputation Assets Management Longshan Limited, Joint Rise Investment Limited and W-Link Investment Limited was made in reliance on the exemption provided by Section 4(2) and Regulation D promulgated thereunder of the Securities Act, as amended for the offer and sale of securities not involving a public offering.  We also relied on Regulation S promulgated under the Securities Act.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act.  These shareholders who received the securities in such instances made representations in substance that (a) the shareholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the shareholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the shareholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the shareholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the shareholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are accredited investors (as defined in Regulation D) based upon management's inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was a private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

In addition, China Changesheng Investment Limited, China Longshan Investment Limited, High-Reputation Assets Management Longshan Limited, Joint Rise Investment Limited, and W-Link Investment Limited are not U.S. Persons within in the meaning of Regulation S of the Securities Act.

Item 5.01 Changes In Control Of Registrant

Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated herein by reference.

In connection with the acquisition, there was a change of control of Sooner Holdings.  As a result of the closing of the Securities Exchange Agreement, China Changsheng Investment Limited, China Longshan Investment Limited, High -Reputation Assets Management Longshan Limited, Joint Rise Investment Limited, and W-Link Investment Limited, former shareholders of Chinese Weituo Technical Limited, collectively acquired 19,200 shares of Series A Preferred Stock 96.0% of the total voting power of all our outstanding voting securities assuming a proposed share consolidation.  In addition, Mr. Ang Jiang Han was appointed to our board of directors as chairman of the board effective as of the close of the Securities Exchange Agreement.  Our board of directors intends to appoint Huang Jin Bei, and Wu Hong Wei to our board of directors.  These appointments will become effective upon the tenth day following our mailing of an Information Statement to our shareholders.

Item 5.02. Departure Of Directors Or Certain Officers; Election Of Directors; Appointment Of Certain Officers; Compensatory Arrangements Of Certain Officers

Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated herein by reference.

Upon the closing of the Securities Exchange Agreement on February 14, 2011, R.C. Cunningham III, one of our directors, submitted a resignation letter pursuant to which he resigned his position as our director.  The resignation of R.C. Cunningham III was not in connection with any known disagreement with us on any matter.

On the same date, our board of directors appointed Mr. Ang Jiang Han to fill the vacancy created by such resignation and to serve as Chairman of the Board.. Mr. Ang’s appointment became effective upon the closing of the Securities Exchange Agreement on February 14, 2011.  In addition, our board of directors appointed Mr. Ang to serve as President, Mr. Huang to serve as our Vice President and Chief Financial Officer, Ms. Wu Li Cong as Chief Operating Officer and Mr. Wu Hong Wei as Secretary effective immediately at the close of the Securities Exchange Agreement.

Our board of directors intends to appoint Mr. Huang Jin Bei and Mr. Wu Hong Wei to our board of directors.  In addition, in connection with these appointments, it is anticipated that R.C. Cunningham II will concurrently resign upon the appointment of these directors.  These appointments will become effective upon the tenth day following our mailing of the Information Statement to our shareholders.  For certain biographical and other information regarding the newly appointed officers and directors, see the disclosure under Item 2.01 of this report, which disclosure is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On February 11, 2011, we filed an amendment to our Certificate of Incorporation to provide for the authorization of 19,200 shares of Series A Preferred Stock.  Each share of Series A Preferred Stock is convertible into 1,000 shares of common stock upon the effective date of an amendment to our Certificate of Incorporation providing for among other things a share consolidation.  Each share of Series A Preferred Stock has a liquidation value of $0.50 per share and voting rights equal the number of shares of common stock into which the Series A Preferred Stock may be converted voting together with the common stock as class.

Item 5.06 Change In Shell Company Status

As a result of acquisition disclosed under Item 2.01 and 5.01 of this report, which description  is in its entirety incorporated by reference in this Item 5.06, Sooner Holdings ceased being a shell company as such term is defined in Rule 12b-2 under the Exchange Act.

Item 9.01 Financial Statements And Exhibits

(a)  Financial Statements of Business Acquired

Filed herewith are unaudited balance sheet of Shishi Feiying Plastic Co., Ltd as of September 30, 2010 and for the nine months ended September 30, 2010 and 2009, and audited balance sheets of Shishi Feiying Plastic Co., Ltd as of December 31, 2009 and 2008 and years ended December 31, 2009 and 2008.

Pro Forma Financial Information

Filed herewith is unaudited pro forma combined financial information of Chinese Weituo Technical Limited and its subsidiaries.

(b)  Exhibits

2.1
Securities Exchange Agreement dated February 14, 2011 by and among Sooner Holdings, Inc., an Oklahoma corporation; certain shareholders of Sooner; Chinese Weituo Technical Limited and the shareholders of Chinese Weituo*

3.1	Certificate of Incorporation, as amended(1)
3.2	Certificate of Designations, Preferences, and Rights of Convertible Series A Preferred Stock*
3.3	Bylaws(1)
10.1	Land Plot Transfer Agreement with Respect to Fujian Longshan Electronics Co., Ltd., dated October 10, 2003*
10.2	Trademark License Contract by and between the Company and Shishi Changsheng Shoes Industry Co., Ltd., dated December 21, 2007*
10.3	Premises Lease Contract by and between the Company and Shishi Changsheng Shoes Industrial Co., Ltd., dated December 25, 2007*

10.4	Maximum Mortgage Contract No. 0170 by and between Industrial and Commercial Bank of China and Shishi Changsheng Shoes Industry Co., Ltd., dated January 4, 2008*
10.5	Premises Lease Agreement by and between the Company and Fujian Shishi Rural Cooperative Bank, dated February 15, 2008*
10.6	Premises Lease Agreement by and between the Company and Fujian Shishi Rural Cooperative Bank, dated April 24, 2008*
10.7	Maximum Mortgage Contract No. 0081 by and between Industrial and Commercial Bank of China and Shishi Changsheng Shoes Industry Co., Ltd., dated December 17, 2008*
10.8	Maximum Mortgage Contract No. 0080 by and between Industrial and Commercial Bank of China and Shishi Changsheng Shoes Industry Co., Ltd., dated December 24, 2008*
10.9	RMB Borrowing Contract by and between the Company and China Construction Bank Shishi Branch, dated January 26, 2009*
10.10	Maximum Guarantee Contract by and between Shishi Lixiang Foods Co., Ltd. and China Construction Bank Shishi Branch, dated September 9, 2009*
10.11	Maximum Mortgage Contract by and between the Company and China Construction Bank Shishi Branch, dated December 2, 2009*
10.12	Working Capital Borrowing Contract No. 0545 dated December 21, 2009*
10.13	Working Capital Borrowing Contract No. 0546 dated December 21, 2009*
10.14	Working Capital Borrowing Contract No. 0549, dated December 23, 2009*
10.15	Premises Lease Contract by and between the Company and Shishi Fengyuansheng Weaving Co., Ltd *
10.16	Short-Term Loan Agreement by and between the Company and SPD Bank Fuzhou Branch, dated February 2, 2010*
10.17	Call Option Agreement between HongKong Weituo Technical Limited and Hong Jiang Han and Fujian Feiying Plastic Co., Ltd. *
10.18	Call Option Agreement between HongKong Weituo Technical Limited and Hong Jiang Han and Feiying Industrial Co., Ltd (San Ming) *
21.1	List of Subsidiaries*
99.1	Pro Forma Unaudited Condensed Consolidated Financial Statements as of and for the Year Ended December 31, 2010*

*	Filed herewith
(1)	Incorporated by reference to Form 10-KSB for the year ended December 31, 1995

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sooner Holdings, Inc., an Oklahoma Corporation

Dated: February 14, 2011	/s/ Ang Kang Han
Ang Kang Han, President

Shishi Feiying Plastic Co., Ltd.
____________

Financial Statements

For the years ended December 31, 2008 and 2009, and
nine months ended September 30, 2009 and 2010 (unaudited)

Shishi Feiying Plastic Co., Ltd.
____________

Contents

Independent Auditors’ Report

To the Board of Directors
of Shishi Feiying Plastic Co., Ltd.:

We have audited the accompanying balance sheets of Shishi Feiying Plastic Co., Ltd. (the Company) (a Company Limited registered in the People’s Republic of China) as of December 31, 2008 and 2009, and the statements of operations, equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shishi Feiying Plastic Co., Ltd. as of December 31, 2008 and 2009, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Burr Pilger Mayer, Inc.
Burr Pilger Mayer, Inc.
San Francisco, California
January 21, 2011
(except for Notes 13 and 14, as to
which the date is February 14, 2011)

SHISHI FEIYING PLASTIC CO., LTD.
BALANCE SHEETS
December 31, 2009 and 2008, and September 30, 2010 (unaudited)
____________

	December 31,		September 30,
	2008	2009	2010
			(unaudited)
ASSETS

Current assets:
Cash	$352,486	$1,619,559	$1,391,929
Restricted cash	724,071	486,164	497,749
Accounts receivable	1,831,402	680,991	7,954,338
Prepaid expenses	406,037	275,529	382,663
Related party receivable	295,239	643,882	5,098,035
Inventories	2,143,051	5,262,099	4,580,278

Total current assets	5,752,286	8,968,224	19,904,992

Plant and equipment, net	10,212,597	10,757,954	10,720,695
Land use rights, net	904,499	883,442	886,599
Long-term investment	145,896	146,259	149,744

Total assets	$17,015,278	$20,755,879	$31,662,030

LIABILITIES AND EQUITY

Liabilities:
Short-term loans and notes payable	$6,342,096	$6,966,302	$11,872,442
Related party payable	281,364	1,001,782	976,770
Accounts payable and accrued expenses	2,310,012	1,251,096	1,412,342
Customer deposits	844,502	774,412	1,161,588
Income tax payable	80,511	329,110	941,793

Total liabilities	9,858,485	10,322,702	16,364,935

Equity:
Owner’s capital	4,999,603	4,999,603	4,999,603
Capital surplus	27,344	27,344	27,344
Retained earnings	1,757,163	4,804,412	8,471,813
Accumulated other comprehensive income	372,683	601,818	1,798,335

Total equity	7,156,793	10,433,177	15,297,095

Total liabilities and equity	$17,015,278	$20,755,879	$31,662,030

SHISHI FEIYING PLASTIC CO., LTD.
STATEMENTS OF OPERATIONS
For the years ended December 31, 2009 and 2008, and
nine months ended September 30, 2010 and 2009 (unaudited)
____________

	Year Ended		Nine Months Ended
	December 31,		September 30,
	2008	2009	2009	2010
			(unaudited)

Revenues	$18,971,048	$21,223,079	$15,274,726	$23,462,790

Cost of revenues	15,892,604	16,490,716	12,332,716	17,897,594

Gross profit	3,078,444	4,732,363	2,942,010	5,565,196

Operating expenses:
Selling	282,135	348,500	249,703	421,386
General and administrative	551,094	614,992	370,254	522,908

Total operating expenses	833,229	963,492	619,957	944,294

Income from operations	2,245,215	3,768,871	2,322,053	4,620,902

Other income (expense):
Interest expense and bank fees	(313,008)	(383,238)	(290,937)	(414,874)
Foreign exchange transaction loss	(140,959)	(5,801)	-	-
Other income (expense), net	60,613	121,120	61,269	(2,525)

Total other income (expense)	(393,354)	(267,919)	(229,668)	(417,399)

Income before provision
for income taxes	1,851,861	3,500,952	2,092,385	4,203,503

Provision for income taxes	244,425	453,703	261,551	536,102

Net income	$1,607,436	$3,047,249	$1,830,834	$3,667,401

SHISHI FEIYING PLASTIC CO., LTD.
STATEMENTS OF EQUITY
For the years ended December 31, 2009 and 2008, and
nine months ended September 30, 2010 (unaudited)
____________

				Accumulated
				Other
	Owner’s	Capital	Retained	Comprehensive	Owner’s
	Capital	Surplus	Earnings	Income	Equity

Balance at December 31, 2007	$4,999,603	$27,344	$149,727	$-	$5,176,674

Net income	-	-	1,607,436	-	1,607,436

Currency translation adjustment	-	-	-	372,683	372,683

Comprehensive income					1,980,119

Balance at December 31, 2008	4,999,603	27,344	1,757,163	372,683	7,156,793

Net income	-	-	3,047,249	-	3,047,249

Currency translation adjustment	-	-	-	229,135	229,135

Comprehensive income					3,276,384

Balance at December 31, 2009	4,999,603	27,344	4,804,412	601,818	10,433,177

Net income*	-	-	3,667,401	-	3,667,401

Currency translation adjustment*	-	-	-	1,196,517	1,196,517

Comprehensive income*					4,863,918

Balance at September 30, 2010*	$4,999,603	$27,344	$8,471,813	$1,798,335	$15,297,095

*unaudited

SHISHI FEIYING PLASTIC CO., LTD.
STATEMENTS OF CASH FLOWS
For the years ended December 31, 2008 and 2009, and
nine months ended September 30, 2010 (unaudited)
____________

			Nine Months
	Year Ended		Ended
	December 31,		September 30,
	2008	2009	2010
			(unaudited)
Cash flows from operating activities:
Net income	$1,607,436	$3,047,249	$3,667,401
Adjustments to reconcile net income to net cash (used in)
provided by operating activities:
Depreciation and amortization	554,372	596,047	381,152
Change in assets and liabilities:
Accounts receivable	(1,831,402)	1,150,411	(7,273,347)
Prepaid expenses	921,192	130,508	(107,134)
Inventories	(1,021,753)	(3,119,048)	681,821
Accounts payable and accrued expenses	(3,763,758)	(1,058,916)	161,246
Customer deposits	(330,859)	(70,090)	387,176
Income tax payable	330,429	248,599	612,683

Net cash (used in) provided by operating activities	(3,534,343)	924,760	(1,489,002)

Cash flows from investing activities:
Purchase of plant and equipment	(789,060)	(987,274)	(177,593)
Restricted cash for issuance of bank notes payable	724,071	237,907	(11,585)

Capital expenditures
Deposits for capital expenditures
Purchase of long term investment	-	-	-
Net cash used in investing activities	(64,989)	(749,367)	(189,178)

Cash flows from financing activities:
Proceeds from issuance of short-term borrowings	6,467,228	1,772,656	5,989,755
Payment on short-term borrowings	(4,431,980)	(1,392,383)	-
Proceeds from issuance of short-term notes payable	7,118,263	6,217,458	-
Payment on short-term notes payable	(8,371,171)	(5,989,294)	(1,249,613)
Related party receivable	(451,261)	(348,643)	(4,454,153)
Related party payable	437,386	720,418	(25,012)

Net cash provided by financing activities	768,465	980,212	260,977

Net (decrease) increase in cash	(2,830,867)	1,155,605	(1,417,203)

Effect of exchange rate changes	628,478	111,468	1,189,573

Cash at beginning of year	-	(2,202,389)	(935,316)

Cash at end of year	$(2,202,389)	$(935,316)	$(1,162,946)

Supplemental disclosure of cash flow information:
Interest paid	$308,063	$327,265	$387,487
Income taxes paid (refunded), net	$86,004	$205,103	$(76,580)

Shishi Feiying Plastic Co., Ltd.

Notes to Financial Statements

For the years ended December 31, 2008 and 2009, and
nine months ended September 30, 2009 and 2010 (unaudited)
____________

1.	Business of the Company and Liquidity

Shishi Feiying Plastic Co., Ltd. (we, our, SFP, or the Company) is one of the largest synthetic polyurethane leather (PU leather) manufacturers for the shoe industry in Fujian Province, China. The Company’s primary business is the design, manufacturing, and sale of PU leather for the shoe manufacturing industry in China. In addition, the Company manufactures flip-flops and slippers (footwear) for sale in China and abroad.

The Company operates two factories, one for the production of PU leather (PU leather factory) and one for the production of flip-flops and slippers (footwear factory). The PU leather factory is strategically located in Fujian Province, the shoe manufacturing center in China. This puts the Company in close proximity to our target customers. The footwear facility is a short distance from the PU leather factory.

The Company registered in China as a wholly foreign owned enterprise (WFOE) under Chinese law in December 2003 and started producing PU leather in 2006. The Company reorganized in November 2010 and is now 100% owned by Hong Kong Weituo Technical Limited (HKWT), a company incorporated under the laws of Hong Kong. Through a trust agreement, Mr. Hong beneficially owns 86.5% of the Company and operates the Company through his role as Chairman of the Board of Directors and Chief Operating Officer (majority owner).

In 2007, SFP acquired all of the assets of their footwear business from Shishi Changsheng Shoe Co., Ltd. (Shishi Changsheng), a wholly foreign owned enterprise under Chinese law. Shishi Changsheng had been manufacturing footwear since 1998. The transfer of assets was treated as a transfer of assets between entities under common control. Accordingly, the assets were transferred at their book value at the time of the transfer (see Note 10).

As a result of business activities and the rapid growth undertaken in the last year, the Company has significantly increased short-term debt obligations. The Company also has significantly increased its certain current assets, accounts receivable, and related party receivables. The Company believes with the collection of these current assets they will have sufficient cash from operations and access to other sources of funding to fund operations and continue the growth plans of the Company for the next 12 months. If the Company cannot fund its obligations from operating cash flows, they will be forced to seek additional equity or debt funding.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

Continued

Shishi Feiying Plastic Co., Ltd.

Notes to Financial Statements

For the years ended December 31, 2008 and 2009, and
nine months ended September 30, 2009 and 2010 (unaudited)
____________

2.	Summary of Significant Accounting Policies, continued

Basis of Presentation, continued

The interim financial information as of September 30, 2010, and for the nine months ended September 30, 2009 and 2010, is unaudited and has been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim information. Operating results for the nine months ended September 30, 2010 are not necessarily indicative of the results that may be expected for the year ended December 31, 2010.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses, and the related disclosure of contingent assets and liabilities. Significant estimates and assumptions are used for, but not limited to: (1) allowance for accounts receivable, (2) economic lives of property, plant, and equipment, (3) asset impairments, and (4) contingency reserves. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. In addition, any change in these estimates or their related assumptions could have an adverse effect on our operating results.

Cash

Cash consists primarily of cash on hand or cash deposits in banks that are available for withdrawal without restriction.

Restricted Cash

Restricted cash represents cash that is held by the banks as collateral for notes payable. The banks have collateral requirements ranging from 20% to 100% of the outstanding notes payable.

Accounts Receivable

Accounts receivable are reported at net realizable value. Based upon factors pertaining to the credit risks of specific customers, historical trends, age of the receivable, and other information, management has determined that no allowance for doubtful accounts was necessary as of December 31, 2008 and 2009, and September 30, 2010. Delinquent accounts are written off when it is determined that the amounts are uncollectible.

Continued

Shishi Feiying Plastic Co., Ltd.

Notes to Financial Statements

For the years ended December 31, 2008 and 2009, and
nine months ended September 30, 2009 and 2010 (unaudited)
____________

2.	Summary of Significant Accounting Policies, continued

Concentration of Credit and Other Risks

Financial instruments which potentially subject us to concentrations of credit risk consist principally of cash, restricted cash, accounts receivable, and related party receivable. The Company holds all its bank deposits with banks in China. In China, there is no equivalent federal deposit insurance as in the United States; as such, these amounts held in banks in China are not insured. The Company has not experienced any losses in such bank accounts through September 30, 2010. In an effort to mitigate any potential risk, we periodically evaluate the credit quality of the financial institutions which hold the bank deposits and the Company holds its cash in multiple banks supported by the local and Central Government of the People’s Republic of China (PRC).

The Company does not require collateral or other security to support the trade receivables. We are exposed to credit risk in the event of nonpayment by customers to the extent of amounts recorded on the balance sheet. One distributor accounted for 58%, 88%, and 75% of our trade receivables balance as of December 31, 2008 and 2009, and September 30, 2010, respectively. One distributor individually accounted for 40%, 26%, and 19% of our revenue in the years ended December 31, 2008 and 2009, and for the nine months ended September 30, 2010, respectively.

The operations of the Company are located in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by the political, economical, and legal environment in the PRC. The Chinese Government controls its foreign currency reserves through restrictions on imports and conversion of Renminbi (RMB) into foreign currency. In July 2005, the Chinese Government has adjusted its exchange rate policy from “Fixed Rate” to “Floating Rate.” During January 2008 to January 2009, the exchange rate between RMB and U.S. Dollars (USD) has fluctuated from USD $1.00 to RMB 7.3141 and USD $1.00 to RMB 6.8542, respectively. Since January 2009, the exchange rate has been relatively stable, and was approximately at USD $1.00 to RMB 6.68. There can be no assurance that the exchange rate will remain stable. The Renminbi could appreciate or depreciate against the U.S. Dollar. The Company’s financial condition and results of operations may also be affected by changes in the value of certain currencies other than the Renminbi in which its earnings and obligations are denominated.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined on an average cost basis, which approximates actual cost on a first-in, first-out (FIFO) method. Lower of cost or market is evaluated by considering obsolescence, excessive levels of inventory, deterioration, and other factors. Adjustments to reduce the cost of inventory to its net realizable value, if required, are made for estimated excess or obsolescence and are charged to cost of revenues.

Continued

Shishi Feiying Plastic Co., Ltd.

Notes to Financial Statements

For the years ended December 31, 2008 and 2009, and
nine months ended September 30, 2009 and 2010 (unaudited)
____________

2.	Summary of Significant Accounting Policies, continued

Plant and Equipment

Plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line basis over the estimated useful lives of the related assets as follows:

Machinery and equipment	10-20 years
Building and improvements	30-40 years
Transportation equipment	5 years
Office equipment	5 years

Repairs and maintenance costs are expensed as incurred. Gains or losses on disposals are immaterial and included in general and administrative expense for the years ended December 31, 2008 and 2009, and nine months ended September 30, 2009 and 2010.

The Company capitalizes interest attributable to capital construction projects, if material, in accordance with Accounting Standards Codification (ASC) Subtopic 835-20, Capitalization of Interest, which defines that interest shall be capitalized for assets that are constructed or otherwise produced for an entity’s own use, including assets constructed or produced for the entity by others for which deposits or progress payments have been made.

Land Use Rights

In the PRC there is no land ownership, but land use rights can be obtained. Land use rights are stated at cost less accumulated amortization. Amortization expense is recorded on a straight-line basis over the term of the land use rights. Land use rights are an intangible asset. The Company reviews intangible assets for impairment periodically and at least annually.

Long-term Investment

Long-term investment represents an investment the Company has in a regional bank within China. The Company did not hold a greater than 5% interest and we have determined that we did not have significant control or influence in the bank. Accordingly, we record the investment at cost. Dividend income from the investment is recorded in other income (expense), net. Our investment is in a private company where there is not a market to determine the value of the investment.

Impairment of Long-Lived Assets

Long-lived assets held and used by the Company, including long-term investments, are reviewed for impairment annually or more frequently if events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the carrying amount of an asset or asset group (in use or under development) is evaluated and found not to be recoverable (carrying amount exceeds the gross, undiscounted cash flows from use and disposition), then an impairment loss is recognized. The impairment loss is measured as the excess of the carrying amount over the asset’s or asset group’s fair value. Through September 30, 2010, the Company has not recorded any impairment of its long-lived assets.

Continued

Shishi Feiying Plastic Co., Ltd.

Notes to Financial Statements

For the years ended December 31, 2008 and 2009, and
nine months ended September 30, 2009 and 2010 (unaudited)
____________

2.	Summary of Significant Accounting Policies, continued

Fair Value of Financial Instruments

On December 31, 2008, the Company adopted SFAS 157, Fair Value Measurements, now known as the provisions of ASC Subtopic 820-10, Fair Value Measurements and Disclosures (ASC 820-10), which defines fair value, establishes a framework for using fair value to measure assets and liabilities, and expands disclosures about fair value measurements. ASC 820-10 applies whenever other statements require or permit assets or liabilities to be measured at fair value.

ASC 820-10 includes a fair value hierarchy that is intended to increase the consistency and comparability in fair value measurements and related disclosures. The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources while unobservable inputs reflect a reporting entity’s pricing an asset or liability based upon their own market assumptions. The fair value hierarchy consists of the following three levels:

Level 1–inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2–observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3–instrument valuations are obtained without observable market values and require a high-level of judgment to determine the fair value.

The Company’s financial instruments consist mainly of cash, restricted cash, related party receivable, and debt obligations. Related party receivable are reflected in the accompanying financial statements at historical cost, which approximates fair value due to the short-term nature of these instruments. Based on the borrowing rates currently available to the Company for loans and similar terms and average maturities, the fair value of debt obligations also approximates its carrying value due to the short-term nature of the instruments. While the Company believes its valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

Continued

Shishi Feiying Plastic Co., Ltd.

Notes to Financial Statements

For the years ended December 31, 2008 and 2009, and
nine months ended September 30, 2009 and 2010 (unaudited)
____________

2.	Summary of Significant Accounting Policies, continued

Fair Value of Financial Instruments, continued

In January 2008, the Company adopted SFAS 159, the Fair Value Option for Financial Assets and Financial Liabilities, now known as the provisions of ASC Subtopic 825-10, Fair Value Option for Financial Assets and Financial Liabilities, and have elected not to measure any of our current eligible financial assets or liabilities at fair value. SFAS 159 was issued to allow entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, SFAS 159 specifies that unrealized gains and losses for that instrument shall be reported in earnings at each subsequent reporting date. SFAS 159 is effective January 1, 2008. We did not elect the fair value option for our financial assets and liabilities existing on January 1, 2008, and did not elect the fair value option for any financial assets or liabilities transacted during the twelve months ended December 31, 2009.

Surplus Reserve

In accordance with PRC regulations, the Company is required to make appropriations to the statutory surplus reserve during the years that dividends are distributed, based on after-tax net income determined in accordance with PRC GAAP. Appropriation to the statutory surplus reserve should be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the Company’s registered capital. Surplus reserve is nondistributable other than in liquidation.

Foreign Currency Translation

The accompanying financial statements are presented in United States Dollars. The functional currency of our Company is the Renminbi, the official currency of the People’s Republic of China. Capital accounts of the financial statements are translated into United States Dollars from RMB at their historical exchange rates when the capital transactions occurred. Assets and liabilities are translated at the exchange rates as of the balance sheet date. Income and expenditures are translated at the average exchange rates for the years ended December 31, 2008 and 2009, and nine months ended September 30, 2009 and 2010. Currency translation adjustment results from translation to U.S. Dollars for financial reporting purposes are recorded in other comprehensive income as a component of owner’s equity. Transactional gains and losses from sales outside the PRC are recorded when realized in other income (expense).

Foreign exchange losses recorded in other comprehensive income for the years ended December 31, 2008 and 2009, and the nine months ended September 30, 2010 represent $372,683, $229,135, and $1,196,517, respectively.

Continued

Shishi Feiying Plastic Co., Ltd.

Notes to Financial Statements

For the years ended December 31, 2008 and 2009, and
nine months ended September 30, 2009 and 2010 (unaudited)
____________

2.	Summary of Significant Accounting Policies, continued

Foreign Currency Translation, continued

A summary of the conversion rates for the periods presented is as follows:

	December 31,
	2008	2009
Year end RMB: U.S. Dollar exchange rate	6.85420	6.83720
Average RMB: U.S. Dollar exchange rate	6.96225	6.84090

	September 30,
	2009	2010
	unaudited
Period end RMB: U.S. Dollar exchange rate	6.83760	6.67807
Average RMB: U.S. Dollar exchange rate	6.84251	6.81640

Accumulated Other Comprehensive Income

We report comprehensive income in accordance with the provisions of ASC Topic 220, Comprehensive Income, which establishes standards for reporting comprehensive income or loss and its components in the financial statements. The accumulated other comprehensive income represents foreign currency translation adjustments.

Revenue Recognition

Revenue is recognized when: (1) there is persuasive evidence of an arrangement; (2) customers have accepted receipt of the goods in accordance with the shipping terms; (3) the amount to be paid by the customer is fixed or determinable; and (4) collectability is reasonably assured.

Sales Returns Allowance

We estimate future product returns related to current period product revenue. We analyze historical returns, and changes in customer demand and acceptance of our products when evaluating the adequacy of the sales returns allowance. Significant management judgment and estimates must be made and used in connection with establishing the sales returns allowance in any accounting period. Material differences may result in the amount and timing of our revenue for any period if management made different judgments or utilized different estimates. Based on our analysis, we did not record any provision for sales returns as of December 31, 2008 and 2009, and September 30, 2010.

Continued

Shishi Feiying Plastic Co., Ltd.

Notes to Financial Statements

For the years ended December 31, 2008 and 2009, and
nine months ended September 30, 2009 and 2010 (unaudited)
____________

2.	Summary of Significant Accounting Policies, continued

Shipping and Handling Costs

Shipping and handling costs billed to customers are recorded net of the amount collected. Shipping and handling expense included in sales and marketing expenses amounted to $249,467, $306,538, $262,421, and $212,925 for the years ended December 31, 2008 and 2009, and nine months ended September 30, 2009 and 2010, respectively.

Income Taxes

We account for income taxes in accordance with ASC 740, Income Taxes (ASC 740) (formerly SFAS 109, Accounting for Income Taxes). ASC 740 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The Company adopted accounting policies in accordance to U.S. GAAP as its basis for filing Chinese tax returns. Therefore, there were no significant deferred tax assets or liabilities during the years ended December 31, 2008 and 2009, and nine months ended September 30, 2010.

We adopted the provisions of ASC 740, Income Taxes, on January 1, 2009 that clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in our financial statements. The Interpretation also provides guidance for the measurement and classification of tax positions, interest and penalties, and requires additional disclosure on an annual basis. The adoption had no effect on our financial statements. Following implementation, the ongoing recognition of changes in measurement of uncertain tax positions will be reflected as a component of income tax expense. Interest and penalties incurred associated with unresolved income tax positions will continue to be included in other income (expense).

Recent Accounting Pronouncements

The Financial Accounting Standards Board (FASB) issued SFAS 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162 (SFAS 168), in June 2009, which approved the FASB Accounting Standards Codification (Codification) as the single source of authoritative United States accounting and reporting standards for all nongovernmental entities, except for guidance issued by the Securities and Exchange Commission. The Codification, which changes the referencing of financial standards, is effective for interim or annual financial periods ending after September 15, 2009. Therefore, in these financial statements, all references made to generally accepted accounting principles in the United States (U.S. GAAP) use the new Codification numbering system prescribed by the FASB. The adoption of this standard did not have an impact on the results of operations or the Company’s financial statements.

Continued

Shishi Feiying Plastic Co., Ltd.

Notes to Financial Statements

For the years ended December 31, 2008 and 2009, and
nine months ended September 30, 2009 and 2010 (unaudited)
____________

2.	Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued

In March 2008, the FASB issued SFAS 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (SFAS 161). SFAS 161 was primarily codified into ASC 815, Derivatives and Hedging (ASC 815), and requires enhanced disclosures about an entity’s derivative and hedging activities. These enhanced disclosures will discuss (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. ASC 815 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Currently, the Company does not engage in derivative and hedging activities and, accordingly, there was no impact upon adoption of this standard.

In May 2009, the FASB issued SFAS 165, Subsequent Events, codified under ASC 855, Subsequent Events, which is effective for interim and annual periods ending after June 15, 2009. ASC 855 provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASC 855 also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected. This disclosure should alert all users of financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented. The Company adopted the provisions of ASC 855 in 2009 and it did not have a material impact on its financial position, results of operations, or cash flows.

3.	Related Party Receivable

The components of the Company’s related party receivable as of December 31, 2008 and 2009, and September 30, 2010 consists of amounts due from Mr. Hong, the Company’s majority owner, and from two companies Mr. Hong also owns. Money is borrowed and repaid on an ongoing basis, thus, there has never been a formal note or any interest paid from or to any of these parties (see Note 10).

	December 31,		September 30,
	2008	2009	2010
			(unaudited)
Jianghan Hong	$295,239	$387,929	$951,226
Fujian Feiying Plastic Co., Ltd.	-	255,953	578,011
Shishi Changsheng Shoes Co., Ltd.	-	-	3,568,798
	$295,239	$643,882	$5,098,035

Continued

Shishi Feiying Plastic Co., Ltd.

Notes to Financial Statements

For the years ended December 31, 2008 and 2009, and
nine months ended September 30, 2009 and 2010 (unaudited)
____________

4.	Inventories

The components of the Company’s inventories are as follows:

	December 31,		September 30,
	2008	2009	2010
			(unaudited)
Raw materials	$1,093,324	$964,300	$1,542,937
Work in process	608,746	2,299,125	2,824,659
Finished goods	440,981	1,998,674	212,682
Total inventories	$2,143,051	$5,262,099	$4,580,278

5.	Plant and Equipment, net

The components of the Company’s plant and equipment are as follows:

	December 31,		September 30,
	2008	2009	2010
			(unaudited)
Machinery and equipment	$4,717,948	$4,916,396	$5,164,678
Office equipment	43,507	60,489	75,012
Transportation equipment	60,349	60,499	62,249
Buildings and improvements	5,899,884	5,914,553	6,055,490
	10,721,688	10,951,937	11,357,429
Less accumulated depreciation	(767,697)	(1,236,915)	(1,629,646)
	9,953,991	9,715,022	9,727,783
Construction in progress and construction
material	258,606	1,042,932	992,912
Total plant and equipment, net	$10,212,597	$10,757,954	$10,720,695

Depreciation expense related to property and equipment was $531,485, $572,754, and $363,620 for the years ended December 31, 2008 and 2009, and nine months ended September 30, 2010, respectively.

Continued

Shishi Feiying Plastic Co., Ltd.

Notes to Financial Statements

For the years ended December 31, 2008 and 2009, and
nine months ended September 30, 2009 and 2010 (unaudited)
____________
6.	Land Use Rights, net

The components of the Company’s land use rights are as follows:

	Estimated
	Remaining	December 31,		September 30,
	Life	2008	2009	2010
				(unaudited)
Land use rights–Shishi Feiying	44 years	$272,825	$273,504	$280,021
Land use rights–Shishi Feiying	34 years	736,845	738,676	756,278
		1,009,670	1,012,180	1,036,299
Less accumulated amortization		(105,171)	(128,738)	(149,700)
Total land use rights, net		$904,499	$883,442	$886,599

Amortization expense related to land use rights was $22,887, $23,293, and $17,532 for the years ended December 31, 2008 and 2009, and nine months ended September 30, 2010, respectively.

Amortization of land use rights attributable to future periods is as follows:

Period ending December 31:
2010	$23,293
2011	23,293
2012	23,293
2013	23,293
2014	23,293
Thereafter	766,977
$883,442

Continued

Shishi Feiying Plastic Co., Ltd.

Notes to Financial Statements

For the years ended December 31, 2008 and 2009, and
nine months ended September 30, 2009 and 2010 (unaudited)
____________

7.	Short-Term Loans and Notes Payable

The components of the Company’s short-term loans and notes payable are as follows:

	December 31,		September 30,
	2008	2009	2010
			(unaudited)
Short-term loans:
Loans due to financial institutions	$4,953,167	$5,345,756	$11,462,893
Notes payable:
Loans due to financial institutions	1,388,929	1,620,546	409,549
Total short-term loans and notes
payable	$6,342,096	$6,966,302	$11,872,442

All short-term loans are due within one year and have interest rates ranging from 5.31% to 7.2% during 2008 and 2009. As of December 31, 2009, all of the loans, with the exception of one, are secured by the Company’s real estate and one borrowing is secured by an individual guarantor.

Notes payable are due to financial institutions with maturity dates of less than one year. All have interest rates ranging between 5.31% to 7.47% during 2008 and 2009. The notes payable are not secured, but do require cash to be held in reserve of 20% to 100% of the total outstanding notes payable. Restricted cash related to these notes payable was $724,071, $486,164, and $497,749 at December 31, 2008 and 2009, and September 30, 2010, respectively.

8.	Customer Deposits

The components of the Company’s customer deposits consists of amounts payable to various customers for deposits received.

Continued

Shishi Feiying Plastic Co., Ltd.

Notes to Financial Statements

For the years ended December 31, 2008 and 2009, and
nine months ended September 30, 2009 and 2010 (unaudited)
____________

9.	Related Party Payable

The components of the Company’s payable to related party consist of a payable to Shishi Changsheng Shoe Co., Ltd. for rent and transfers for cash flow purposes, payables to the Company’s majority owner, Mr. Hong, and other payables to related parties (see Note 10).

	December 31,		September 30,
	2008	2009	2010
			(unaudited)
Jianghan Hong	$159,243	$379,299	$332,871
Shishi Changsheng Shoes Co., Ltd.	122,121	432,347	-
Feiying Industrial Co., Ltd. (San Ming)	-	-	449,232
Other–employees	-	190,136	194,667
	$281,364	$1,001,782	$976,770

10.	Related Party Transactions

At December 31, 2008 and 2009, and September 30, 2010, the Company had a receivable from its majority owner, Mr. Hong, for approximately $295,239, $387,929, and $951,226, respectively. The Company also had payable to Mr. Hong for $159,243, $379,299, and $332,871 as of December 31, 2008 and 2009, and September 30, 2010, respectively. The Company and Mr. Hong have not signed a note, there is not a specific due date, and no interest is paid on the receivables or payables. Money is transferred between Mr. Hong and the Company mainly for cash flow purposes. The amounts loaned and borrowed are short-term in nature and the balances at both year-ends are considered at the fair market value of the amounts owed. Mr. Hong repaid the entire outstanding balance of his receivable on December 31, 2010. As of January 15, 2011 (unaudited), all amounts had been repaid by Mr. Hong, and the related party receivable and payable balance was zero.

At December 31, 2008 and 2009, and September 30, 2010, the Company had a payable to Shishi Changsheng for $122,121, $432,347, and receivable for $3,568,798, respectively. Shishi Changsheng is 100% owned by Mr. Hong, the majority owner of the Company. Shishi Changsheng holds the land use rights for the land under the footwear factory. The Company pays Shishi Changsheng rent under a four-year agreement, which expires on December 31, 2011. For the years ended December 31, 2008 and 2009, and the nine months ended September 30, 2009 and 2010, the Company had rental expense of approximately $34,000, $34,000, $26,000, and $26,000, respectively, in accordance with the rental agreement. The receivable and payable is related to the payment of rent and transfers for cash flow purposes. As of January 15, 2011 (unaudited), the Company had a receivable from Shishi Changsheng for $5,697,454. On January 17, 2011, the Company agreed to the assignment of the receivable from Shishi Changsheng to Mr. Hong, and then from Mr. Hong to HKWT. The assignment was in consideration of an option agreement for HKWT to purchase Feiying Industrial Co., Ltd.

Continued

Shishi Feiying Plastic Co., Ltd.

Notes to Financial Statements

For the years ended December 31, 2008 and 2009, and
nine months ended September 30, 2009 and 2010 (unaudited)
____________

10.	Related Party Transactions, continued

At December 31, 2008 and 2009, and September 30, 2010, the Company had a receivable from Fuijian Feiying Plastic Co., Ltd. (FFP) of $0, $255,953, and $578,011, respectively. FFP is a China WFOE 100% owned by Mr. Hong, the Company’s majority owner. FFP has been determined to be a variable interest entity (VIE), in which the Company holds a significant variable interest due to the relationship with Mr. Hong and HKWT. The Company does not have any direct exposure to losses as a result of its involvement with FFP; therefore, the Company is not deemed to be the primary beneficiary and the VIE should not be consolidated by the Company at this time. FFP was incorporated on June 24, 2008 for the purpose of building a second factory for the production of PU leather in Fujian. Cash is being transferred between the two companies for cash flow purposes without a formal note or interest payments on the amounts loaned. The construction of the new plant has not started yet while FFP secures the land use rights from the Chinese government. As of January 15, 2011 (unaudited), the Company had a payable to FFP for $125,994. On January 17, 2011, FFP, Mr. Hong, and HKWT entered into a call option agreement (FFP Agreement) whereby HKWT has the right to purchase FFP from Mr. Hong for 90% of the net tangible asset value of FFP. The net tangible asset value will be determined by an independent third-party appraiser. The FFP Agreement will expire January 17, 2012. In consideration of the FFP Agreement, HKWT will pay Mr. Hong $152,000. The consideration will be applied towards the purchase price if the FFP Agreement is exercised. The FFP Agreement also stipulates that FFP and the Company are separate entities and that there are not any guarantees or commitments for the Company to perform or be liable for any of the debts or commitments of FFP or Mr. Hong as the owner of FFP.

At September 30, 2010, the Company had a payable to Feiying Industrial Co., Ltd. (San Ming) of approximately $449,232. San Ming is a China WFOE 100% owned by Mr. Hong, the Company’s majority owner. San Ming has been determined to be a variable interest entity (VIE), in which the Company holds a significant variable interest due to the relationship with Mr. Hong and HKWT. The Company does not have any direct exposure to losses as a result of its involvement with San Ming; therefore, the Company is not deemed to be the primary beneficiary and the VIE should not be consolidated by the Company at this time. San Ming was incorporated on July 20, 2010 for the purpose of building a third factory for the production of PU leather in San Ming city. Cash is being transferred between the two companies for cash flow purposes without a formal note or interest payments on the amounts loaned. Construction on the new plant facility began in June 2010. As of January 15, 2011 (unaudited), the Company had a receivable from San Ming for $83,490. On January 17, 2011, HKWT, Mr. Hong, and San Ming entered into a call option agreement (San Ming Agreement) whereby HKWT has the right to purchase San Ming from Mr. Hong for 90% of the net tangible asset value of San Ming. The net tangible asset value will be determined by an independent third-party appraiser. The San Ming Agreement will expire January 17, 2014. In consideration of the San Ming Agreement, the $5,697,454 owed to the Company from Shishi Changsheng and the $83,490 receivable from San Ming was assigned to HKWT with the Company’s agreement. The consideration will be applied towards the purchase price if the San Ming Agreement is exercised. The San Ming Agreement also stipulates that San Ming and the Company are separate entities and that there are not any guarantees or commitments for the Company to perform or be liable for any of the debts or commitments of San Ming or Mr. Hong as the owner of San Ming.

Continued

Shishi Feiying Plastic Co., Ltd.

Notes to Financial Statements

For the years ended December 31, 2008 and 2009, and
nine months ended September 30, 2009 and 2010 (unaudited)
____________

11.	Income Taxes

The Company is subject to applicable local tax statutes and is governed by the Income Tax Law of the PRC concerning wholly foreign owned enterprises (WFOE) and local income tax laws (the PRC Income Tax Law). Pursuant to the PRC Income Tax Law, the Company is subject to tax at a statutory rate of 12.5% for the years ended December 31, 2008 and 2009. The Company will continue to be subject to a 12.5% tax rate for the year ending December 31, 2010, and will thereafter be subject to the standard statutory rate of 25%. The tax savings due to tax holiday is approximately $218,000, $421,000, and $514,000 for the years ended December 31, 2008 and 2009, and the nine months ended September 30, 2010, respectively. As of December 31, 2008 and 2009, the Company is not in any uncertain tax positions and thus has no accrued interest and penalties related to those matters. The differences between U.S. GAAP net income and PRC taxable income are considered as permanent differences and thus the Company did not record any deferred taxes.

Per PRC tax regulations, the tax authority can review tax returns for three years. If the amount of underpaid or unpaid taxes exceeds RMB 100,000, the tax authority has five years to challenge the return. There is no time limit for tax evasion.

Income before provision of income taxes:

	December 31,		September 30,
	2008	2009	2010
			(unaudited)
U.S. Operations	$-	$-	$-
China Operations	1,851,861	3,500,952	4,203,503
Total	$1,851,861	$3,500,952	$4,203,503

The provision for income taxes includes:

			Nine Months Ended
	Year Ended December 31,		September 30,
	2008	2009	2009	2010
			(unaudited)
Current:
Chinese Operations	$244,425	$453,703	$261,551	$536,102
Income tax provision	$244,425	$453,703	$261,551	$536,102

Continued

Shishi Feiying Plastic Co., Ltd.

Notes to Financial Statements

For the years ended December 31, 2008 and 2009, and
nine months ended September 30, 2009 and 2010 (unaudited)
____________

12.	Foreign Operations

As of December 31, 2009, all of our revenues and assets are associated with operations conducted in the PRC.

13.	Segment Reporting

The Company operates in two reportable segments: the PU leather segment and the footwear segment. In the PU leather segment, the Company manufactures synthetic polyurethane leather. In the footwear segment, the Company manufactures flip-flops and slippers. Our revenues arise from the sale of PU leather and footwear.

Revenue information shown by geographic region is as follows:

			Nine Months Ended
	Year Ended December 31,		September 30,
	2008	2009	2009	2010
			(unaudited)

China	$11,007,084	$16,270,393	$10,671,904	$19,299,448
Middle East	2,103,681	2,254,958	1,923,749	2,317,441
Africa	5,860,283	2,697,728	2,679,073	1,845,901
	$18,971,048	$21,223,079	$15,274,726	$23,462,790

Revenues are attributed to countries based on location of end customers.

Continued

Shishi Feiying Plastic Co., Ltd.

Notes to Financial Statements

For the years ended December 31, 2008 and 2009, and
nine months ended September 30, 2009 and 2010 (unaudited)
____________

13.	Segment Reporting, continued

Information on reportable segments for the years ended December 31, 2008 and 2009, and nine months ended September 30, 2009 and 2010 is as follows:

			Nine Months Ended
	Year Ended December 31,		September 30,
	2008	2009	2009	2010
			(unaudited)

Net sales:
PU leather	$10,875,283	$15,210,827	$10,671,904	$16,492,775
Footwear	8,095,765	6,012,252	4,602,822	6,970,015
Total	18,971,048	21,223,079	15,274,726	23,462,790

Cost of revenues:
PU leather	8,648,030	11,031,666	8,085,902	13,701,047
Footwear	7,244,574	5,459,050	4,246,814	4,196,547
Total	15,892,604	16,490,716	12,332,716	17,897,594

Operating expenses:
Unallocated	833,229	963,492	619,957	944,294
Total	833,229	963,492	619,957	944,294
Income from operations	$2,245,215	$3,768,871	$2,322,053	$4,620,902

Plant and equipment, net
PU leather	$9,750,821	$10,279,212	$10,354,784	$10,248,707
Footwear	461,776	478,742	484,590	471,988
Total identifiable assets	$10,212,597	$10,757,954	$10,839,374	$10,720,695

Continued

Shishi Feiying Plastic Co., Ltd.

Notes to Financial Statements

For the years ended December 31, 2008 and 2009, and
nine months ended September 30, 2009 and 2010 (unaudited)
____________

14.	Subsequent Events

The Company has evaluated all events occurring subsequent to December 31, 2009 through February 14, 2011, the date which these financial statements were available to be issued, during which time, nothing has occurred outside the normal course of business operations, except the following:

On February 2, 2010 (effective date), the Company entered into two agreements as a debt guarantor. The Company agreed to act as a guarantor for Nixiang Food, Ltd. The guaranteed amounts were approximately $6.2 million and $6.5 million on the date they were effective. The guarantee was part of a cross agreement whereby Nixiang Food, Ltd. also guaranteed $10.22 million of the Company’s debt with the same lender.

On December 31, 2010, the Company paid off the balance in related party receivable and payable for Jianghan Hong (see Note 10).

On January 17, 2011, HKWT, Mr. Hong, San Ming, and FFP entered into two separate call option agreements giving HKWT the option to purchase FFP within one year and San Ming within three years (see Note 10).

The Company is currently negotiating with the stockholders of Sooner Holdings, Inc. in contemplation of entering into a securities exchange agreement.